Exhibit 99.4

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of August 15, 2011

by and among

SP COMPANIES, INC.

(“Buyer”)

GRENADE LLC

(“Merger Sub”),

BLOUNT, INC.

(“Parent”)

and

GENWOODS HOLDCO, LLC

(the “Company”)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (as amended from time to time pursuant to the terms hereof, this “Agreement”) is made and entered into as of August 15, 2011 by and among GenWoods HoldCo, LLC, a Delaware limited liability company (the “Company”), SP Companies, Inc., a Delaware corporation (“Buyer”), Grenade LLC, a Delaware limited liability company and a wholly owned subsidiary of Buyer (“Merger Sub”), and Blount, Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, the Board of Directors of Buyer, the sole member of Merger Sub and the Management Committee of the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), pursuant to which all of the membership interests in the Company shall be converted into the right to receive the consideration set forth in this Agreement;

WHEREAS, the Management Committee of the Company has determined that the Merger is in the best interests of the Company’s members; and

WHEREAS, concurrently with the execution of this Agreement and as a condition to the willingness of Buyer to enter into this Agreement, certain Company Employees have executed employment agreements regarding the employment of such employees with Buyer following the Closing Date (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties to this Agreement hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Accounting Standards” means GAAP consistently applied with, and using the same accounting methods, historical policies, practices and procedures with consistent judgments and estimation methodologies as were used in the preparation of the Audited Financial Statements, except that the classification and presentation of the general ledger accounts shall be consistent with the classifications and presentation used in the Latest Balance Sheet.

“Action” means any claim, action, litigation, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation as to which written notice has been provided to the applicable party.

“Affiliate” means, when used with respect to a specified Person, another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, “control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through ownership of voting securities, contract or otherwise, and “controlled” and “controlling” shall have correlative meanings.

“Annual Bonuses” means the sum of (a) an amount equal to the product of (i) the annual bonuses payable to the individuals listed on Schedule 1.1(a) pursuant to the 2011 Incentive Bonus Program and (ii) a fraction, the numerator of which is the number of days elapsed from January 1, 2011 through the Effective Time and the denominator of which is 365, which amounts shall become due and payable at the Effective Time to those individuals remaining employed by the Company through the Effective Time, plus (b) the related employer portion of payroll or compensation-related Taxes and any related employer matching retirement plan contributions.

“Business” means the business and operations of each of the Company and its Subsidiaries as conducted as of the date of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Cash” means (i) all cash and Cash Equivalents on hand in the Company’s and its Subsidiaries’ bank or other accounts as of the close of business on the day immediately preceding the Closing Date, plus (ii) the amount of checks that have been deposited in the Company’s and its Subsidiaries’ bank or other accounts, but that have not yet cleared, as of the close of business on the day immediately preceding the Closing Date, which shall result in a corresponding reduction in any current assets of the Company and its Subsidiaries relating to such payment, plus (iii) the amount of checks that have been received by the Company and its Subsidiaries, but that have not yet been deposited, as of the close of business on the day immediately preceding the Closing Date, which shall result in a corresponding reduction in any current assets of the Company and its Subsidiaries relating to such payment, plus (iv) cash (including petty cash) in the physical possession of the Company or its Subsidiaries as of the close of business on the day immediately preceding the Closing Date, but excluding outstanding checks written by the Company or a Subsidiary and sent to third parties that have not cleared as of the close of business on the day immediately preceding the Closing Date, which shall be classified as current liabilities within the Closing Balance Sheet. Notwithstanding the foregoing, Cash shall not include the amount of any checks included in the definition of “Cash” pursuant to clauses (ii) and (iii) above that have not cleared on or before the Delivery Date.

“Cash Equivalents” means “cash equivalents” as defined under GAAP.

“Closing Cash” means the aggregate amount of all Cash of the Company and its Subsidiaries as of the close of business on the day immediately preceding the Closing Date.

“Closing Debt” means the outstanding Debt of the Company and its Subsidiaries as of the close of business on the day immediately preceding the Closing Date.

“Closing Net Working Capital Amount” means (i) the aggregate dollar amount of all consolidated current assets of the Company and its Subsidiaries (but excluding Cash, deferred and current income tax assets), less (ii) the aggregate dollar amount of all consolidated current liabilities of the Company and its Subsidiaries (including outstanding checks and Annual Bonuses as reflected on Schedule 1.1(a) (regardless of whether paid at Closing) as current liabilities but excluding current and deferred income tax liabilities, Closing Debt, Company Expenses, the Fixed Transaction Bonuses and the Variable Transaction Bonuses), in each case as of the close of business on the day immediately preceding the Closing Date determined in accordance with Section 3.7.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Company Class A Units” means the Class A Units of the Company.

“Company Class B Units” means the Class B Units of the Company.

“Company Employee” means each employee of the Company or any of its Subsidiaries.

“Company Expenses” means (i) all unpaid out-of-pocket expenses, fees and costs of counsel, accountants, investment bankers, experts and consultants to the Company or the Members incurred in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and (ii) accrued fees and expenses under the Advisory Services Agreement (including accrued and unpaid quarterly advisory fees), in each case, for which the Company is liable in connection with the Merger; provided, however, that the foregoing shall not include any fees, expenses or disbursements incurred by or on behalf of Buyer or its Affiliates, or by the Surviving Company on behalf of Buyer, including the advisory fee payable to Lincoln International LLC, fees and expenses incurred by or on behalf of the Company or any of its Subsidiaries in connection with any financing transactions of Buyer and its Subsidiaries, and the fees and expenses of Buyer’s attorneys, accountants and other advisors.

“Company Unit” means each Class A Unit and each Class B Unit of the Company.

“Confidentiality Agreement” means the Confidentiality Agreement between Buyer and Baird, on behalf of the Company, dated as of January 2011.

“Contract” means any written or legally binding oral contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license,

binding commitment or other arrangement, including all amendments, modifications and supplements.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (v) under corresponding or similar provisions of foreign law or regulations, other than such liabilities that arise solely out of, or relate to, any Company Benefit Plan.

“Credit Agreement” means that certain Credit Agreement dated as of June 17, 2004 and amended and restated as of September 21, 2010, by and among the Operating Company, the Company, the Lenders party thereto, and Bank of America, N.A., as administrative agent for the Lenders, as such agreement may be otherwise amended, supplemented or modified from time to time.

“Debt” means, with respect to any Person and without duplication, the current and long-term portions of any amount owed by such Person in respect of (i) borrowed money, (ii) capitalized lease obligations, (iii) all Liabilities related to or arising out of any acquisition or business combination completed prior to the date hereof, including any earnout, performance bonus or other contingent payment arrangement, (iv) guarantees of Debt owed by third parties, (v) pledges of assets to secure Debt owed by third parties, (vi) reimbursement obligations, foreign exchange contracts and arrangements designed to provide protection against fluctuations in interest or currency exchange rates, including amounts payable to unwind such contracts or arrangements, including termination fees, prepayment penalties, break fees and the like, and (vii) the reimbursement of obligations in respect of amounts drawn against any letter of credit; together with all accrued and unpaid interest, prepayment penalties or premiums on, or any guarantees with respect to, any of the obligations referred to in the foregoing clauses (i) through (vii).

“Employee Variable Transaction Bonus Recipients” means William Marcum, Mark A. Miller, William Stuckert and Gerald Johnson.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar rights), defect of title, or other encumbrance of any kind or character.

“Enterprise Value” means One Hundred Eighty-Five Million Dollars ($185,000,000).

“Environmental Law” means any Law pertaining to the protection of human health, the environment, pollution, natural resources or threatened or endangered species.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto.

“Escrow Account” means the account in which the Escrow Amount is deposited pursuant to the Escrow Agreement.

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Agreement” means the escrow agreement with respect to the Escrow Account substantially in the form attached hereto as Exhibit A (subject to changes requested by the Escrow Agent and approved by the Representative and Purchaser) by and among the Escrow Agent, Buyer and the Representative.

“Escrow Earnings” means the interest or other income earned from the investment of the Escrow Amount or any portion thereof.

“Fixed Transaction Bonuses” means the sum of (a) transaction bonuses payable to the individuals listed on Schedule 1.1(b) in an amount equal to 20% of each such individual’s annual base salary immediately prior to the date hereof, provided that such individual remains employed by the Company through the Effective Time, plus (b) the related employer portion of payroll or compensation-related Taxes and any related employer matching retirement plan contributions.

“Funded Debt” means the aggregate principal amount of, and accrued interest on, the Senior Debt as of the close of business on the day immediately preceding the Closing Date.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, judicial or arbitral body or self-regulatory authority, whether Federal, state, county, local or foreign.

“Governmental Order” means any order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“Hazardous Material” means (i) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, and polychlorinated biphenyls; and (ii) any other chemical, waste, material or substance that is prohibited or regulated by any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor statute thereto.

“Identified Tax Items” means the Transaction Tax Benefit Items and the other items identified on Schedule 1.1(c) hereto.

“Income Tax” means any federal, state, local, provincial or foreign income Tax, corporate franchise Tax, or any similar Tax based on, measured by or with respect to income, net worth (but only to the extent such Tax is in lieu of a Tax measured by or with respect to income), gross receipts (to the extent such Tax is levied in a state that does not assess Tax measured by or with respect to income) or capital, including any interest, penalty or addition thereto.

“Income Tax Return” means any Tax Return reporting or relating to Income Taxes.

“Intellectual Property” means all intellectual property or other intangible property of every kind throughout the world, both domestic and foreign, including: (i) inventions and improvements thereon; (ii) patents (including all reissues, divisions, continuations and extensions thereof), patent applications and patent disclosures; (iii) trademarks, service marks, trade names, trade dress, corporate names, logos, domain names, any other source identifiers of any kind or nature, together with all translations, adaptations, derivations and combinations thereof, and any applications (including intent to use applications), registration and renewals for any of the foregoing; (iv) copywritable works, website content and any copyright applications, registrations and renewals in connection therewith; (v) mask works and any applications, registrations and renewals for any of the foregoing; (vi) trade secrets and confidential or proprietary business or technical information; (vii) computer software, including all source code and object code versions of computer software (including related documentation); and (viii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“IRS” means the United States Internal Revenue Service and any successor agency thereto.

“Knowledge of the Company,” “the Company’s Knowledge” and any other phrases of similar import means, with respect to any matter in question relating to the Company, if William Marcum, Mark A. Miller, William Stuckert, Gerald Johnson or Kathy Stimes has actual knowledge of such matter after reasonable inquiry.

“Latest Balance Sheet Date” means July 2, 2011.

“Law” means any Federal, state, county, local or foreign statute, law, ordinance, regulation, rule, code, order, decree, judgment or rule of common law.

“Liability” means any and all debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is materially adverse to the business, assets, liabilities, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or that materially impairs the ability of the Company and the Subsidiaries to perform their obligations under, or to consummate the transactions contemplated by, this Agreement, except for any such changes, effects, events, occurrences, state of facts or developments resulting directly or indirectly from (i) the execution or announcement of the transactions contemplated by this Agreement (including any action or inaction by any of the Company’s or its Subsidiaries’ customers, suppliers, distributors, partners, licensors, employees; any cancellations of or delays in customer orders; any reduction in sales; any disruption in supplier, distributor, partner or similar relationships; or any loss of employees); (ii) changes in any Law (including accounting requirements or principles) or interpretations thereof; (iii) any change, effect, event, occurrence, state of facts or development that is generally applicable to the industries or markets in which the Company and its Subsidiaries operate; (iv) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (v) any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (vi) changes in general economic conditions or the securities markets generally; (vii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the underlying causes of such failure may be considered in determining whether there has been a Material Adverse Effect); (viii) any action taken by the Buyer; or (ix) any omission to act or action taken by the Company or any of its Subsidiaries with the consent of Buyer; provided, however, in the case of clauses (ii), (iii), (iv), (v) and (vi), such changes or effects do not disproportionately affect, individually or in the aggregate with any other changes, effects, events, occurrences, state of facts or developments specified in clauses (ii), (iii), (iv), (v) and (vi), the Company and its Subsidiaries as compared to other Persons operating in the industries or markets in which the Company and its Subsidiaries operate.

“Member” means any holder of Company Units.

“Merger Consideration” shall mean the Enterprise Value, plus (i) Closing Cash, plus (ii) the amount, if any, by which the Closing Net Working Capital Amount exceeds the Targeted Net Working Capital Amount, minus (iii) the amount, if any, by which the Targeted Net Working Capital Amount exceeds the Closing Net Working Capital Amount, minus (iv) the Company Expenses, minus (v) Closing Debt, minus (vi) the Fixed Transaction Bonuses, minus (vii) the Variable Transaction Bonuses, in each case as adjusted pursuant to Section 3.7, as applicable.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Non-Employee Variable Transaction Bonus Recipients” means Edward M. Carpenter and Michael L. Hurt.

“Operating Company” means Woods Equipment Company, a Delaware corporation and a wholly owned subsidiary of the Company.

“Permit” means any license, permit, certification, approval or authorization issued by any Governmental Authority required by applicable Law for the operation of the Business as conducted by the Company as of the date of this Agreement.

“Permitted Encumbrances” means (i) all statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which are being contested in good faith; (ii) all landlords’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar liens imposed by Law, incurred in the ordinary course of business; (iii) all Laws and Governmental Orders; (iv) all pledges or deposits in connection with workers compensation, health insurance, unemployment insurance and other social security legislation; (v) Encumbrances that will be released and discharged at or prior to the Closing; (vi) Encumbrances identified on title policies or preliminary title reports or other documents or writings included in the public records and delivered to Buyer prior to the date of this Agreement; (vii) all restrictions on transfer set forth in any lease or sublease of Leased Real Property; and (viii) with respect to any Leased Real Property, Encumbrances created, incurred or suffered by any fee owner of such Leased Real Property.

“Person” means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, any successor statutes thereto.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Pro Rata Share” means a Member’s Distribution Percentage Interest (as such term is used in the LLC Agreement) immediately prior to the Effective Time.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Registered Intellectual Property” shall mean all domestic and foreign: (i) patents and patent applications (including provisional applications), all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof, collectively (“Registered Patents”); (ii) registered trademarks, registered service marks, applications to register trademarks, applications to register service marks, intent-to-use applications (collectively, “Registered Trademarks”); (iii) registered copyrights and applications for copyright registration (“Registered Copyrights”); (iv) any mask work registrations and applications to register or renew mask works; (v) any applications, registrations and renewals for any industrial designs; and (vi) domain name registrations and Internet number assignments.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Reserve Amount” means Three Million Dollars ($3,000,000), subject to increase from time to time prior to the Closing in the discretion of the Representative.

“Senior Debt” means all indebtedness outstanding under the Credit Agreement.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Stub Period” means any taxable year of the Company and its Subsidiaries that ends on the Closing Date for Income Tax purposes.

“Subsidiary” means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interest of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or other board performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one of more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Targeted Net Working Capital Amount” means Fifty-One Million One Hundred Thirty-Four Thousand Five Hundred Four Dollars ($51,134,504).

“Tax” or “Taxes” means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

“Tax Authority” shall mean any Governmental Authority having jurisdiction with respect to any Tax.

“Tax Distribution Amount” shall mean the product of the Escrow Earnings during the applicable period and forty (40) percent. For purposes of this definition, the applicable period shall mean (i) with respect to the release on the Survival Date, the period since the Effective Date and (ii) with respect to any other release of amounts from the Escrow Account pursuant to the Escrow Agreement, the period since the date of the last prior release of amounts from the Escrow Account.

“Tax Proceeding” means any Tax audit or administrative or judicial proceeding or other demand, inquiry, assessment or claim by a Tax Authority relating to Taxes of the Surviving Company, the Company or any of their Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Tax Authority.

“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including any real property or leasehold interest transfer or gains tax and any similar Tax).

“Variable Transaction Bonus Agreements” means the letter agreements, made available to the Buyer, dated April     , 2011 between the Company and each of the Variable Transaction Bonus Recipients with respect to bonuses to be paid upon the occurrence of a Liquidity Event (as defined therein).

“Variable Transaction Bonuses” means the sum of (a) transaction bonuses payable to the Variable Transaction Bonus Recipients pursuant to the Variable Transaction Bonus Agreements, plus (b) the related employer portion of payroll or compensation-related Taxes and any related employer matching retirement plan contributions.

“Variable Transaction Bonus Recipients” means the Employee Variable Transaction Bonus Recipients and the Non-Employee Variable Transaction Bonus Recipients.

SECTION 1.2 Certain Additional Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term	Section
Advisory Services Agreement	6.6
Agreement	Preamble
Audited Company Financial Statements	4.7
Baird	4.19
Benefit Plan	4.16(a)
Benefits Continuation Period	6.9
Buyer	Preamble
Buyer Indemnified Persons	8.1(a)
Buyer Subsidiaries	5.5
Certificate of Formation	4.2
Certificate of Merger	2.2
Claim Notice	8.5(a)
Closing	3.1
Closing Balance Sheet	3.7(a)
Closing Date	3.1
Closing Date Schedule	3.7(a)
Commonly Controlled Entity	4.16(a)
Company	Preamble
Company Benefit Plan	4.16(a)
Company Disclosure Schedule	Article IV
Company Indemnitees	6.11(a)
Company Pre-Closing Certificate	3.2
Delivery Date	3.7(a)
Designated Accounting Firm	3.7(b)(iv)
Dispute Notice	3.7(b)(ii)
DLLCA	Recitals
Effective Time	2.2
Environmental Permits	4.18

Term	Section
Escrow Amount	3.4(b)(v)
Estimated Closing Cash	3.2
Estimated Closing Debt	3.2
Estimated Company Expenses	3.2
Estimated Net Working Capital Amount	3.2
Expert Calculations	3.7(b)(iv)
Final Release Amount	8.1(f)
Final Release Date	8.1(f)
Financial Statements	4.7
Identified Tax Retained Amount	8.1(f)
Indemnified Person	8.4
Indemnifying Party	8.4
Insurance Policies	4.20
Latest Balance Sheet	4.7
Latham	6.12
Leased Real Property	4.14(a)
Listed Contract	4.15
LLC Agreement	4.2
Losses	8.1
made available	4.2
Material Intellectual Property	4.13(b)
Member Group	6.12
Merger	Recitals
Merger Sub	Preamble
Outside Date	9.1(c)
Owned Real Property	4.14(a)
Parent	Preamble
Payoff Letter	3.4(b)(iv)
Pre-Closing Period	6.1(a)
Pre-Closing Non-Income Tax Return	6.8(d)
Pre-Closing Tax Proceeding	6.8(h)(i)
Representative	10.14(a)
Reserve Account	8.7(a)
Retained Amount	8.1(f)
Review Period	3.7(b)(ii)
Section 280G Approval	6.14
Straddle Period Tax Return	6.8(d)
Survival Date	8.6
Survival Date Release Amount	8.1(f)
Surviving Company	2.1
Third Party Claim	8.5(a)
Transaction Tax Benefit Items	6.8(f)
Unaudited Company Financial Statements	4.7
WARN Act	4.17(c)

ARTICLE II.

THE MERGER

SECTION 2.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate existence of Merger Sub shall cease, the Company shall continue as the surviving limited liability company of the Merger and the Company’s name shall be changed to Woods Equipment Holdings, LLC (the “Surviving Company”).

SECTION 2.2 Effective Time. Contemporaneously with or as soon as practicable following the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DLLCA (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

SECTION 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

SECTION 2.4 Limited Liability Company Agreement of Surviving Company. The Certificate of Merger shall provide that at the Effective Time the limited liability company agreement of the Surviving Company as in effect immediately prior to the Effective Time shall be amended in its entirety as of the Effective Time so as to read as set forth on Exhibit B hereto until thereafter changed or amended in accordance with the respective terms thereof and the DLLCA.

SECTION 2.5 Management of the Surviving Company. The sole member of Merger Sub immediately prior to the Effective Time shall be the sole member of the Surviving Company, in accordance with the limited liability company agreement of the Surviving Company.

SECTION 2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Buyer, the Company or the holders of any of the following securities:

(a) Each Company Unit issued and outstanding immediately prior to the Effective Time (except any Company Unit that is owned by the Company, Buyer, Merger Sub or any of their respective Subsidiaries) shall be converted into the right to receive its share of the Merger Consideration (to be allocated by the Representative in accordance with Section 4.1.3 of the LLC Agreement). All Company Units converted pursuant to this Section 2.6(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist after the Effective Time.

(b) Each Company Unit that is owned by the Company, Buyer, Merger Sub or any of their respective Subsidiaries shall be canceled and retired and shall cease to exist after the Effective Time, and no consideration shall be delivered in exchange therefor.

(c) Each unit of membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one (1) newly and validly issued, fully paid and nonassessable unit of membership interest of the Surviving Company.

ARTICLE III.

CLOSING

SECTION 3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 505 Montgomery Street, Suite 2000, San Francisco, California 94111 as soon as practicable (but in no event more than four (4) Business Days) after the conditions set forth in Article VII (other than those that by their terms are to be satisfied at Closing) shall have been satisfied or waived (such date hereinafter, the “Closing Date”).

SECTION 3.2 Pre-Closing Statements. The Company shall deliver to the Buyer, not later than three (3) Business Days prior to the Closing Date, a certificate of the Company (the “Company Pre-Closing Certificate”) executed on its behalf by the Chief Financial Officer of the Company that sets forth in reasonable detail the Company’s good faith estimates of the Closing Net Working Capital Amount (the “Estimated Net Working Capital Amount”), Closing Cash (“Estimated Closing Cash”), Closing Debt (“Estimated Closing Debt”), and Company Expenses (“Estimated Company Expenses”), along with the supporting detail therefor, such estimates to be prepared in accordance with the Accounting Standards.

SECTION 3.3 Closing of Company Transfer Books. At the Effective Time, the membership interest transfer books of the Company shall be closed, and no transfer of Company Units shall thereafter be made.

SECTION 3.4 Conveyances at Closing.

(a) Company Deliveries. At the Closing, the Company shall execute and deliver, or cause to be executed and delivered, to Buyer:

(i) a certificate of the Company pursuant to Section 7.2(a); and

(ii) a counterpart of the Escrow Agreement executed by the Representative.

(b) Buyer Deliveries. At the Closing, Buyer shall execute and deliver, or cause to be executed and delivered:

(i) to the Company and the Representative on behalf of the Members, a certificate of Buyer pursuant to Section 7.1(a);

(ii) to the Representative, in immediately available funds, an amount in cash, without interest, equal to the Enterprise Value, plus (A) the Estimated Closing Cash, plus (B) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Targeted Net Working Capital Amount, less (C) the Estimated Company Expenses, less (D) Estimated Closing Debt, less (E) the amount, if any, by which the Targeted Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, less (F) the Escrow Amount, less (G) the Reserve Amount, less (I) the Fixed Transaction Bonus Payments. The Representative shall hold such funds for the benefit of the Members and the Variable Transaction Bonus Recipients. The Representative shall first determine the portion of such fund payable to the Variable Transaction Bonus Recipients pursuant to the Variable Transaction Bonus Agreements; shall pay to each of the Non-Employee Variable Transaction Bonus Recipients his respective Variable Transaction Bonus; and shall pay to the Company for the benefit of the Employee Variable Transaction Bonus Recipients the aggregate amount of the Variable Transaction Bonuses payable to the Employee Variable Transaction Bonus Recipients (and the Company shall pay to the Employee Variable Transaction Bonus Recipients their respective Variable Transaction Bonuses after deduction of applicable income and employment Tax withholdings, as well as any other required withholdings). The Representative shall allocate the amount remaining among the Members in accordance with Section 4.1.3 of the LLC Agreement as in effect immediately prior to the Effective Time and shall pay to each Member who has submitted an executed Member Confirmation to the Representative such Member’s respective share of the amount allocated to the Members;

(iii) to the Company, the Fixed Transaction Bonuses and Annual Bonuses payable to Company employees in immediately available funds (and Buyer shall cause such Fixed Transaction Bonuses and Annual Bonuses to be paid to such employees within two (2) Business Days after the Closing Date after deduction of applicable income and employment Tax withholdings, as well as any other required withholdings under Section 3.9);

(iv) the amount of Funded Debt deducted as part of total Closing Debt in clause (ii)(2) above to each holder of Funded Debt pursuant to payoff letters and other documentation, in form and substance reasonably acceptable to Buyer and the Representative, evidencing the amount of such Funded Debt and releasing the Company of all liability with respect to such Funded Debt upon Buyer’s payment thereof (each such letter, a “Payoff Letter”);

(v) to the Escrow Agent, the sum of $9,250,000 (the “Escrow Amount”) to be held pursuant to the terms and conditions of the Escrow Agreement;

(vi) to the Representative, an amount equal to the Reserve Amount to be held in accordance with the terms of this Agreement;

(vii) the amount of Estimated Company Expenses deducted in clause (ii)(C) above to each payee thereof; and

(viii) an executed counterpart of the Escrow Agreement.

SECTION 3.5 No Liability. Notwithstanding anything to the contrary in this Agreement, none of the Company, the Representative, Buyer or the Surviving Company shall be liable to any Person for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Law.

SECTION 3.6 Exchange Procedures.

(a) Upon delivery to the Representative of a Member Confirmation, in substantially the form attached hereto as Exhibit C, duly executed by a Member (in accordance with the instructions included therewith), such Member, shall be entitled, subject to the terms and conditions of this Agreement, at the Effective Time, to receive in exchange therefor from the Representative, the aggregate amount to be paid to such Member pursuant to Section 3.4(b)(ii).

(b) Each holder of Company Units who did not deliver to the Representative at Closing a validly executed Member Confirmation shall have the right to surrender to the Representative a validly executed Member Confirmation at any time after the Effective Time and receive promptly from the Representative in exchange for all Company Units held by such holder the applicable amount payable pursuant to Section 3.4(b)(ii), without interest.

SECTION 3.7 Purchase Price Adjustment.

(a) As soon as reasonably practicable, but no later than sixty (60) days, following the Closing Date or as otherwise agreed by the parties in writing after the date hereof (the “Delivery Date”), the Surviving Company shall, at its expense, (i) cause to be prepared an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the close of business on the day immediately preceding the Closing Date, but which shall not reflect the transactions occurring at the Closing (the “Closing Balance Sheet”), together with a statement (the “Closing Date Schedule”) setting forth in reasonable detail the Surviving Company’s calculation of the Closing Net Working Capital Amount, Closing Cash, Closing Debt, and Company Expenses and (ii) deliver to the Representative the Closing Balance Sheet and the Closing Date Schedule, together with a certificate of the Surviving Company executed on its behalf by its Chief Financial Officer confirming that the Closing Balance Sheet and the Closing Date Schedule were properly prepared in good faith and in accordance with this Section 3.7(a). The accounts included in the Closing Balance Sheet and the Closing Date Schedule, including the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Company Expenses, shall be prepared in accordance with the Accounting Standards. For the avoidance of doubt, in the event that any accounting methods, historical policies, practices, principles and procedures, classifications, judgments and estimation methodologies used in the Accounting Standards differ from or are inconsistent with GAAP, consistent application of the Accounting Standards will supersede GAAP. Buyer shall calculate the Closing Net Working Capital in a manner consistent with the example set forth on Exhibit D, including the ledger items used therein. Exhibit D shows, as an example only, the calculation of Net Working Capital using the Latest Balance Sheet. Valuations and estimates for the Closing Balance Sheet shall not reflect or take into account developments between the Closing Date and the date of preparation or completion of the Closing Balance Sheet except for those developments that provide additional evidence with respect to conditions that existed on the Closing Date. Solely in connection with the preparation of the Closing Balance Sheet and Closing Date Schedule, Buyer agrees that it shall not, and shall cause the Surviving Company not to, take any actions with respect to the accounting books and records of the Surviving Company on which the Closing Balance Sheet or Closing Date Schedule are to be based that are not consistent with the Accounting Standards.

(b) Review; Disputes.

(i) From and after the Effective Time, the Surviving Company shall provide the Representative and any accountants or advisors retained by the Representative with full access, upon reasonable notice by the Representative and during normal business hours, to the books and records and personnel of the Surviving Company for the purposes of: (A) enabling the Representative and its accountants and advisors to calculate, and to review the Closing Balance Sheet and the Surviving Company’s calculation of, the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Company Expenses; and (B) identifying any dispute related to the calculation of any of the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Company Expenses in the Closing Date Schedule. The reasonable fees and expenses of any such accountants and advisors retained by the Representative shall be reimbursable expenses pursuant to Section 8.7 of this Agreement.

(ii) If the Representative disputes the calculation of any of the Closing Net Working Capital Amount, Closing Cash, Closing Debt or Company Expenses set forth in the Closing Date Schedule, then the Representative shall deliver a written notice (a “Dispute Notice”) to the Surviving Company at any time during the forty-five (45) day period commencing upon receipt by the Representative of the Closing Balance Sheet, the Closing Date Schedule and the related certificate of the Surviving Company’s Chief Financial Officer, all as prepared by the Surviving Company in accordance with the requirements of Section 3.7(a) (subject to extension for any period of inadequate access to the underlying records) (the “Review Period”). The Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail.

(iii) If the Representative does not deliver a Dispute Notice to the Surviving Company prior to the expiration of the Review Period, the Surviving Company’s calculation of Closing Net Working Capital Amount, Closing Cash, Closing Debt and/or Company Expenses set forth in the Closing Date Schedule shall be deemed final and binding on the Buyer, the Representative and each Member for all purposes of this Agreement.

(iv) If the Representative delivers a Dispute Notice to the Surviving Company prior to the expiration of the Review Period, then the Representative and the Surviving Company shall use commercially reasonable efforts to reach agreement on the Closing Net Working Capital Amount, Closing Cash, Closing Debt and/or Company Expenses that are in dispute. If the Representative and the Surviving Company are unable to reach agreement on the Closing Net Working Capital Amount, Closing Cash, Closing Debt and/or Company Expenses that are in dispute within twenty (20) days after the end of the Review Period, either party shall have the right to refer such dispute to KPMG LLP (such firm, or any successor thereto, being referred to herein as the “Designated Accounting Firm”) after such twentieth (20th) day, and neither party shall allow the Designated Accounting Firm to perform audit or accounting work for it to any material degree (other than as the Designated Accounting Firm under this Agreement) from the date of submission of any dispute to the Designated Accounting Firm through the date of final resolution of such claim. In connection with the resolution of any such dispute by the Designated Accounting Firm: (1) each of the Representative, on the one hand, and Buyer and the Surviving Company, on the other hand, shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide its views as to any disputed issues with respect to the calculation of the Closing Balance Sheet, any of the Closing Net Working Capital Amount, Closing Cash, Closing Debt and/or Company Expenses; (2) each of the Representative, on the one hand, and Buyer and the Surviving Company, on the other hand, shall promptly provide, or cause to be provided, to the Designated Accounting Firm all information and make available as are reasonably necessary to permit the Designated Accounting Firm to resolve such disputes; (3) the Designated Accounting Firm shall determine the Closing Net Working Capital Amount, Closing Cash, Closing Debt and/or Company Expenses in accordance with the terms of this Agreement within thirty (30) days after such referral, and upon reaching such determination shall deliver a copy of its calculations (the “Expert Calculations”) to the Representative, Buyer and the Surviving Company; and (4) the determination made by the Designated Accounting Firm of the Closing Net Working Capital Amount, Closing Cash, Closing Debt and/or Company Expenses that are in dispute shall be conclusive, binding upon the parties, nonappealable, and not be subject to further review, and shall be considered a final arbitration award that is enforceable pursuant to the terms of the Federal Arbitration Act. In calculating the Closing Net Working Capital Amount, Closing Cash, Closing Debt and Company Expenses, the Designated Accounting Firm (A) shall be limited to addressing only those particular disputed items referred to in the Dispute Notice; and (B) such calculation shall, with respect to any disputed item, be no greater than the higher amount calculated by the Surviving Company or Representative, as the case may be, and no lower than the lower amount calculated by the Surviving Company or the Representative, as the case may be. The Expert Calculations shall reflect in detail the differences, if any, between the Closing Net Working Capital Amount, Closing Cash, Closing Debt and/or Company Expenses reflected therein and the Closing Net Working Capital Amount, Closing Cash, Closing Debt and/or Company Expenses set forth in the Closing Date Schedule. The fees and expenses of the Designated Accounting Firm shall be allocated between the Surviving Company, on the one hand, and the Representative (on behalf of the Members), on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. If the Members shall be required to pay any such fees or expenses, such fees or expenses shall be first paid out of the Reserve Account and then out of the Escrow Account. The allocation of the Designated Accounting Firm’s fees and expenses shall be determined by the Designated Accounting Firm in accordance with the methodology described above.

(c) If (1) the sum of (x) the amount, if any, by which the Closing Net Working Capital Amount exceeds the Targeted Net Working Capital Amount and (y) Closing Cash, less Closing Debt, less Company Expenses, less the amount, if any, by which the Targeted Net Working Capital Amount exceeds the Closing Net Working Capital Amount, in each case as finally determined in accordance with this Section 3.7, is greater than (2) the sum of (a) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Targeted Net Working Capital Amount and (b) Estimated Closing Cash, less Estimated Closing Debt, less Estimated Company Expenses, and less the amount, if any, by which the Targeted Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, in each case as finally estimated in accordance with Section 3.2, by an amount greater than Fifty Thousand Dollars ($50,000), then the Surviving Company shall, no later than one (1) Business Day after such determination, cause to be paid to the Representative by delivery of immediately available funds an amount equal to such excess amount plus interest on the value of such amount from the Closing Date to the date of payment at the “Prime Rate” of interest published in the “Money Rates” column of The Wall Street Journal (or the average of such rates if more than one rate is indicated) on the Closing Date; and the Representative shall allocate such amount between the Variable Transaction Bonus Recipients and the Members in accordance with the Variable Transaction Bonus Agreements. The Representative shall distribute the portion of each amount available to the Members among the Members in accordance with their respective Pro Rata Shares. With respect to the portion payable to the Variable Transaction Bonus Recipients, the Representative shall pay to the Non-Employee Variable Transaction Bonus Recipients their respective shares and shall pay the balance to the Company for the benefit of the Employee Variable Transaction Bonus Recipients (which amount shall be paid by the Company to the Employee Variable Transaction Bonus Recipients, in accordance with their respective shares of such amount, after deduction of applicable income and employment tax withholdings, as well as any other required withholdings).

(d) If (1) the sum of (x) the amount, if any, by which the Closing Net Working Capital Amount exceeds the Targeted Net Working Capital Amount and (y) Closing Cash, less Closing Debt, less Company Expenses, less the amount, if any, by which the Targeted Net Working Capital Amount exceeds the Closing Net Working Capital Amount, in each case as finally determined in accordance with this Section 3.7 is less than (2) the sum of the (a) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Targeted Net Working Capital Amount and (b) Estimated Closing Cash, less Estimated Closing Debt, less Estimated Company Expenses, and less the amount, if any, by which the Targeted Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, in each case as finally estimated in accordance with Section 3.2, by an amount greater than Fifty Thousand Dollars ($50,000), then the Surviving Company shall be entitled to receive payment from the Reserve Amount in an amount equal to such deficiency plus interest on the value of such amount from the Closing Date to the date of payment at the “Prime Rate” of interest published in the “Money Rates” column of The Wall Street Journal (or the average of such rates if more than one rate is indicated) on the Closing Date. If the Reserve Amount is insufficient to satisfy the deficiency calculated pursuant to this Section 3.7, then the Representative shall distribute the entire amount of the Reserve Amount to the Surviving Company and the Surviving Company shall recover from the Escrow Account the amount of the deficiency in excess of the Reserve Amount.

(e) Any payments made pursuant to this Section 3.7 shall constitute an adjustment of the Merger Consideration for Tax purposes and shall be treated as such by the parties on their Tax Returns to the extent permitted by law.

SECTION 3.8 Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

SECTION 3.9 Withholding. Buyer, the Surviving Company and the Representative shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Member any amounts that are required to be deducted and withheld with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Buyer, the Surviving Company or the Representative in accordance with the foregoing and remitted to the appropriate Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Member in respect of which such deduction and withholding was made.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Contemporaneously with the execution and delivery of this Agreement by the Company, the Company shall deliver to Buyer a disclosure schedule with numbered schedules corresponding to the relevant sections in this Agreement (the “Company Disclosure Schedule”); provided, however, that any such disclosure shall also be deemed to be applicable to other sections and subsections of this Agreement to the extent that a matter is disclosed in such a way as to make its relevance to the information called for by such other section or subsection readily apparent. Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation, warranty or covenant of the Company contained in this Agreement. Subject to the exceptions and qualifications set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date (except for any representation or warranty that expressly relates to a specific date) as follows:

SECTION 4.1 Authority. The Company has all requisite limited liability company power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly authorized by the Management Committee of the Company, and no other limited liability company action on the part of the Company is necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (a) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (b) the effect of rules of Law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law). The approval of the Management Committee is the only approval required pursuant to the LLC Agreement, and no affirmative vote or consent of the Members is required to adopt this Agreement or approve the consummation by the Company of the transactions contemplated by this Agreement.

SECTION 4.2 Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own, operate and lease the properties and assets now owned, operated or leased by it, and to carry on its business in all material respects as currently conducted. The Company is duly qualified to do business as a foreign limited liability company, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by the Company to be so qualified or in good standing, would not reasonably be expected to have a Material Adverse Effect. True and complete copies of the Certificate of Formation (the “Certificate of Formation”) and the Amended and Restated Limited Liability Company Agreement of the Company (the “LLC Agreement”), each as amended and in effect as of the date of this Agreement, have been made available to Buyer. For purposes of this Agreement, “made available” shall mean posted to the Merrill datasite that has been used for due diligence in connection with the transaction to which this Agreement relates and labeled so as to make its location readily apparent, accessible by the Buyer, two (2) Business Days prior to the date hereof.

SECTION 4.3 Capitalization. Schedule 4.3 of the Company Disclosure Schedule sets forth all of the outstanding Company Units held by each Member of the Company. There are no other equity ownership interests of the Company issued, reserved for issuance or outstanding, and no outstanding options, warrants or other securities convertible into or exchangeable for Company Units or other equity ownership interests of the Company other than those set forth on Schedule 4.3 of the Company Disclosure Schedule. All Company Units have been duly authorized and validly issued and are nonassessable and free of any preemptive rights.

SECTION 4.4 Subsidiaries. Schedule 4.4 of the Company Disclosure Schedule sets forth a true, correct and complete list of the Company’s Subsidiaries as of the date of this Agreement. Each of the Subsidiaries of the Company has been duly formed or organized, is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has all requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on the Business in all material respects. Each Subsidiary of the Company is duly qualified to do business as a foreign corporation (or other entity, as applicable), and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by such Subsidiary to be so qualified or in good standing, would not reasonably be expected to result in a Material Adverse Effect. The outstanding shares of capital stock or membership interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive right. The Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock or membership interests of such Subsidiaries free and clear of any Liens other than Permitted Liens. Except as set forth in Schedule 4.4 of the Company Disclosure Schedule, there are no authorized or outstanding options, warrants, rights, subscriptions, agreements or obligations to issue any shares of capital stock, membership interests or other securities convertible into or exchangeable or exercisable for shares, units or other equity or voting interest in any Subsidiary of the Company.

SECTION 4.5 Conflicts. Assuming all consents, waivers, approvals, authorizations, filings and notifications and other actions described in Section 4.6 and set forth in

Schedule 4.6 of the Company Disclosure Schedule have been obtained or made, and any applicable waiting period under the HSR Act has expired or been terminated, the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated by this Agreement, does not and will not (a) conflict with or result in a violation of the Certificate of Formation or the LLC Agreement; (b) conflict with or result in a material violation of any material Governmental Order or Law applicable to the Company or its Subsidiaries or any of their respective assets or properties or (c) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit or increased, additional, accelerated or guaranteed rights or entitlements of any Person (including a right to consent or notice), under any contract, agreement, indenture, mortgage, debenture, note or other instruments entered into by the Company or any of its Subsidiaries, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the assets or properties of the Company or any of its Subsidiaries pursuant to any Listed Contract to which the Company or any of its Subsidiaries is a party, or by which any of the assets or properties of the Company or any of its Subsidiaries are bound or affected.

SECTION 4.6 Consents, Approvals, Etc. No consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or third party is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated by this Agreement, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (b) the expiration or termination of the applicable waiting periods under, or the receipt of approvals under, the HSR Act; (c) applicable requirements, if any, under Federal or state securities or “blue sky” Laws; (d) other consents, approvals, authorizations or actions where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not, when taken together with all other such failures by the Company, have, or would not reasonably be expected to have, a Material Adverse Effect; (e) as may be necessary as a result of any facts or circumstances relating solely to Buyer or any of its Affiliates; and (f) as set forth in Schedule 4.6 of the Company Disclosure Schedule.

SECTION 4.7 Financial Statements. The Company has prepared, or caused to be prepared, and made available to Buyer (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of January 1, 2011, and the related audited consolidated statements of operations, members’ equity and cash flows of the Company and its Subsidiaries for the twelve (12) month period then ended, including the notes thereto (the “Audited Company Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of July 2, 2011 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of operations and cash flows of the Company and its Subsidiaries for the fiscal quarterly period then ended (together with the Latest Balance Sheet, the “Unaudited Company Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”). Except as set forth therein, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein (provided that the Unaudited Company Financial Statements may lack footnotes and other presentation items required by GAAP and may not be reflective of normal, year-end adjustments and reclassifications) and with each other and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the respective dates and during the respective periods indicated therein. The Company and the Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise), except (i) as disclosed, reflected or reserved against in the balance sheets included in the Financial Statements and the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet and not in violation of this Agreement or (iii) for Taxes.

SECTION 4.8 Certain Changes or Events. Except as set forth in Schedule 4.8 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, from the Latest Balance Sheet Date to the date of this Agreement there has not been, occurred or arisen:

(a) any material damage to, or destruction or loss of, any of the material assets or properties of the Company and its Subsidiaries, taken as a whole;

(b) any issuance of capital stock or membership interests or options, warrants, rights, or other securities convertible into or exchangeable or exercisable for shares, units or other equity or voting interest of the Company or any of its Subsidiaries;

(c) any declaration, setting aside or payment of any dividend, or other distribution or capital return in respect of any capital stock or membership interests of the Company or any of its Subsidiaries, or any redemption, repurchase or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or membership interests of the Company or its Subsidiaries;

(d) any sale, assignment, transfer, lease, exclusive license or other disposition, or agreement to sell, assign, transfer, lease, license or otherwise dispose of, any of the fixed assets of the Company or its Subsidiaries having a value, in any individual case, in excess of $50,000;

(e) any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets or otherwise) by the Company or any of its Subsidiaries of any corporation, partnership or other business organization, or any division thereof, for consideration;

(f) any material change in any method of accounting or accounting practice used by the Company, other than such changes as are required by GAAP;

(g) any material Tax election (including any change in election);

(h) (i) any entry into, or material amendment of, any employment, deferred compensation, severance, retention, change in control, termination or similar agreement by the Company or any of its Subsidiaries, other than any new employment agreement providing for normal, recurring compensation of less than $100,000 per annum; (ii) any entry into, or amendment of, any collective bargaining Contract or other Contract with any labor organization, union or association by the Company or any of its Subsidiaries; (iii) any increase in the compensation or benefits payable, or to become payable, to any Company Employee, or any officer, director or Management Committee member of the Company or any of its Subsidiaries; (iv) any action taken to accelerate the time of payment or vesting or to secure the funding of any compensation or benefits payable, or to become payable, to any Company Employee, or any officer, director or Management Committee member of the Company or any of its Subsidiaries; (v) any payment of or provision for any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to any Company Employee, or any officer, director or Management Committee member of the Company or any of its Subsidiaries; or (vi) any increase in the coverage or benefits available under, or any amendment, establishment, entry into or adoption of, any Company Benefit Plan; other than, with respect to subparagraphs (ii) through (vi) above, increases, payments or provisions which (x) were required by applicable Law or the terms of any Company Benefit Plan made available to the Buyer or (y) affected Company Employees but not officers, directors or Management Committee members of the Company or any of its Subsidiaries and, in the case of clause (y), were in normal amounts and were made in the ordinary course of business;

(i) any event or condition that has had or would reasonably be expected to have a Material Adverse Effect; or

(j) any agreement, other than this Agreement, to take any actions specified in this Section 4.8.

Notwithstanding anything in this Agreement to the contrary, this Section 4.8 specifically excludes representations and warranties regarding changes or events relating to Intellectual Property, which are the subject of Section 4.13.

SECTION 4.9 Tax Matters. Except as set forth in Schedule 4.9 of the Company Disclosure Schedule.

(a) The Company and its Subsidiaries have duly and timely filed with the appropriate Tax authorities all Income Tax Returns and other material Tax Returns required to be filed by the Company and its Subsidiaries. All such Tax Returns are complete and accurate in all material respects. The Company and its Subsidiaries have timely paid all Taxes required to be paid (whether or not shown as due on a Tax Return). The unpaid Taxes of the Company and its Subsidiaries do not exceed the reserve for Tax liabilities set forth on the Latest Balance Sheet as that reserve is adjusted for the passage of time since the date of the Latest Balance Sheet. The Company and its Subsidiaries currently are not the beneficiaries of extensions of time within which to file any Tax Returns.

(b) No deficiencies for any material amount of Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Tax Authority, which deficiency has not yet been settled, except for such deficiencies that are being contested in good faith. There are no audits, examinations or other administrative or judicial proceedings currently ongoing or pending with respect to any material Taxes of the Company. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(c) There are no material Encumbrances for Taxes upon any asset of the Company or its Subsidiaries (other than Encumbrances for Taxes not yet due).

(d) The Company and its Subsidiaries have timely withheld, collected, deposited or paid all material Taxes required to have been withheld, collected, deposited or paid, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor or Member.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any obligation under, any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement (other than pursuant to customary provisions in contracts not primarily related to Taxes).

(f) Neither the Company or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(1)(A)(ii).

(g) The Company is, and since the date of its formation has been, classified as a partnership for U.S. Federal Income Tax purposes. Each of the Subsidiaries is, and since the date of its formation has been, classified as a corporation for U.S. Federal Income Tax purposes.

(h) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code (other than a group the common parent of which is the Company or one of its Subsidiaries) or (ii) has any liability for filing a United States Federal Income Tax Return or in respect of the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by Contract or otherwise.

(i) No claim has been made in writing by any Tax Authority within the last three years that the Company or any of its Subsidiaries is or may be subject to taxation by a jurisdiction in which it does not file Tax Returns.

(j) The Company will not be required to include in any Post-Closing Tax Period (i) material taxable income as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Taxing Authority or any prepaid amount received on or prior to the Closing or (ii) income deferred under Section 108(i) of the Code.

(k) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 or 361 of the Code (or any similar provision of state, local or foreign Tax Law).

(l) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations for which disclosure is required on any Tax Return.

SECTION 4.10 Litigation and Governmental Orders. Except as set forth on Schedule 4.10 of the Company Disclosure Schedule, as of the date of this Agreement, (a) there are no Actions pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, any of the assets or properties of the Company or its Subsidiaries, or any of the Management Committee members or officers of the Company or its Subsidiaries in their capacity as such where the amount in controversy is greater than $50,000 and (b) the Company and its Subsidiaries and their respective assets and properties are not subject to any material Governmental Order relating specifically to the Company or any of its Subsidiaries or any of their respective assets or properties. Notwithstanding anything in this Agreement to the contrary, this Section 4.10 specifically excludes representations and warranties involving litigation and Governmental Orders relating to (i) Taxes, which are the subject of Section 4.9, (ii) Intellectual Property, which are the subject of Section 4.13, or (iii) environmental matters, which are the subject of Section 4.18.

SECTION 4.11 Compliance with Laws. During the two (2) years immediately preceding the date of this Agreement, to the Knowledge of the Company, the Company and its Subsidiaries have conducted the Business in compliance with applicable Law. Except as set forth in Schedule 4.11 of the Company Disclosure Schedule, during the two (2) years immediately preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority to the effect that the Company or such Subsidiary is not in compliance with any applicable Law, except where the failure to so comply, when taken together with all other such failures by the Company and its Subsidiaries to so comply, would not reasonably be expected to have a Material Adverse Effect. Notwithstanding anything in this Agreement to the contrary, this Section 4.11 specifically excludes representations and warranties involving noncompliance with applicable Law relating to (i) Taxes, which are the subject of Section 4.9, (ii) Permits, which are the subject of Section 4.12, (iii) Intellectual Property, which are the subject of Section 4.13, (iv) employee benefit matters, which are the subject of Section 4.16, (v) labor matters, which are the subject of Section 4.17, or (vi) environmental matters, which are the subject of Section 4.18.

SECTION 4.12 Permits. The Company and its Subsidiaries have all material Permits required to permit the Company and its Subsidiaries to conduct the Business. As of the date of this Agreement, all of the Permits held by or issued to the Company and its Subsidiaries are in full force and effect, and the Company and each of its Subsidiaries are in compliance with the Permits held by or issued to it, except for such failures to so comply, when taken together with all other such failures by the Company and its Subsidiaries to so comply, as would not reasonably be expected to have a Material Adverse Effect. Notwithstanding anything in this Agreement to the contrary, this Section 4.12 specifically excludes representations and warranties with respect to Permits required by any Environmental Law, which are the subject of Section 4.18.

SECTION 4.13 Intellectual Property.

(a) Set forth in Schedule 4.13(a) of the Company Disclosure Schedule is all Registered Intellectual Property that is owned by the Company or one of its Subsidiaries and which is material to the operation of their respective Businesses, including, as applicable, the jurisdiction, the serial/application number, the patent or registration number, the filing date, and the issuance or registration date, and as applicable, the applicant, owner and (if different) owner of record, the registrar, and the expiration date. With respect to each item of Registered Intellectual Property that is owned by the Company or one of its Subsidiaries, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company, is threatened that challenges the legality, validity, enforceability, of the Company’s or one of its Subsidiaries’ ownership of the item.

(b) With respect to each item of Intellectual Property that is presently used by the Company or any of its Subsidiaries in, and that is material to, the operation of their respective Businesses (collectively, the “Material Intellectual Property”), to the Knowledge of the Company, (i) the Company or one of its Subsidiaries is the sole owner or possesses sufficient right, title, and interest in and to the item, free and clear of any Encumbrances (other than Permitted Encumbrances); and (ii) neither the Company nor any of its Subsidiaries have granted to any Person any license, option, consent, right of first or last offer or negotiation or other rights in or to any Material Intellectual Property except pursuant to a written valid and legally binding license entered into in the ordinary course of business.

(c) Except as set forth in Schedule 4.13(c) of the Company Disclosure Schedule, to the Knowledge of the Company, during the past two (2) years no third party has infringed or misappropriated in any material respect any rights of Company or its Subsidiaries in the Material Intellectual Property, and no claims for any of the foregoing have been brought against any third party by the Company or any of its Subsidiaries.

(d) Except as specified in Schedule 4.13(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice during the past two (2) years (or earlier, if presently not resolved) alleging any interference, infringement, misappropriation, violation or conflict with any Intellectual Property rights of any other Person.

(e) Each item of Material Intellectual Property owned or used by the Company or one of its Subsidiaries immediately prior to the Closing will be owned or available for use by the Surviving Company on substantially identical terms and conditions immediately subsequent to the Closing.

SECTION 4.14 Tangible Property.

(a) Schedule 4.14(a) of the Company Disclosure Schedule contains a true, correct and complete list of (i) all real property owned by the Company or any of its Subsidiaries (“Owned Real Property”) and (ii) all real property leased from a third party (“Leased Real Property”), as of the date of this Agreement, by the Company or any of its Subsidiaries, the name of the third party lessor(s), the date of the lease contract relating thereto and all written amendments thereof. Except as set forth on Schedule 4.14(a) of the Company Disclosure Schedule, the Company or one of its Subsidiaries has good and marketable fee simple title to all Owned Real Property, subject to any Permitted Encumbrances. The Company or one of its Subsidiaries has a valid and subsisting leasehold interest in all Leased Real Property leased by it, in each case free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) The Company and its Subsidiaries have good and marketable title to or valid and subsisting leasehold interests in all of the material tangible personal assets and properties used or leased for use by the Company and its Subsidiaries in connection with the conduct of the Business, free and clear of all Encumbrances, other than Permitted Encumbrances.

(c) All fixed assets owned, leased or held by the Company or its Subsidiaries are in good operating condition (ordinary wear and tear excepted) and are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as presently conducted.

SECTION 4.15 Certain Contracts.

(a) Schedule 4.15 of the Company Disclosure Schedule contains a true, correct and complete list of all Contracts referred to in clauses (i) through (vii), inclusive, of this Section 4.15(a) to which the Company or any of its Subsidiaries is a party (each, a “Listed Contract” and, collectively, the “Listed Contracts”):

(i) notes, debentures, other evidences of indebtedness, guarantees, loans, credit or financing agreements or instruments, or other Contracts for money borrowed, including any agreements or commitments for future loans, credit or financing, in each case in excess of $100,000, other than any of the foregoing relating to any intercompany indebtedness;

(ii) employment agreements involving annual salary and guaranteed bonus payments in excess of $100,000;

(iii) joint venture Contracts, partnership agreements or limited liability company agreements;

(iv) Contracts, including personal property leases, requiring expenditures by the Company or its Subsidiaries after the date of this Agreement in an annual amount in excess of $100,000, which are not terminable within 90 days without penalty by the Company or its Subsidiaries (excluding standard purchase orders with customers or suppliers and supply agreements of less than one year’s duration that are entered into in the ordinary course of business);

(v) any Contracts with a Governmental Authority;

(vi) any collective bargaining Contract or other Contract with any labor organization, union or association;

(vii) Contracts between the Company or one of its Subsidiaries, on the one hand, and any Management Committee member, director, officer or Affiliate of the

Company or one of its Subsidiaries, on the other hand (other than the LLC Agreement, employment and compensation arrangements and Contracts between or among the Company and its Subsidiaries); and

(viii) agreements containing covenants presently limiting, in any material respect, the freedom of the Company or any of its Subsidiaries to compete with any Person in any line of business or in any area or territory.

(b) To the Knowledge of the Company, as of the date of this Agreement, (i) each Listed Contract is in full force and effect and represents a legally valid and binding obligation of the Company or one of its Subsidiaries, as the case may be; (ii) the Company or the applicable Subsidiaries has performed, in all material respects, all obligations required to be performed by it under each of the Listed Contracts and (iii) the Company or the applicable Subsidiary is not in material breach or violation of, or material default under, any of the Listed Contracts, and neither the Company nor any of its Subsidiaries has received any written notice that the Company or any of its Subsidiaries has materially breached, violated or defaulted under any of the Listed Contracts.

SECTION 4.16 Employee Benefit Matters.

(a) Schedule 4.16(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date hereof, of each Benefit Plan and correctly identifies which Benefit Plans are sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party or under which current or former employees, independent contractors or directors of the Company or its Subsidiaries benefit (each, a “Company Benefit Plan” and, collectively, the “Company Benefit Plans”). For purposes of this Agreement, “Benefit Plan” shall mean each “employee benefit plan,” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) and each pension, retirement, incentive compensation, equity-based compensation, severance, deferred compensation, health or welfare benefit, perquisite or other employee benefit plan, program or arrangement, whether written or unwritten, qualified or non-qualified, funded or unfunded, sponsored, maintained, contributed to, or required to be sponsored maintained or contributed to by the Company or any of its Subsidiaries or any other Person or entity that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code (each, a “Commonly Controlled Entity”), and whether or not subject to United States Law. The Company has delivered to Buyer and its agents and representatives complete and correct copies of (i) each material Company Benefit Plan; (ii) the most recent annual report (Form 5500) filed with the IRS with respect to each such material Company Benefit Plan; (iii) each trust agreement relating to each such material Company Benefit Plan; (iv) the most recent summary plan description for each such material Company Benefit Plan for which a summary plan description is required; and (v) the most recent determination or opinion letter issued by the IRS with respect to any Company Benefit Plan qualified under Section 401(a) of the Code.

(b) Each Company Benefit Plan is in compliance in all material respects with the applicable requirements of applicable Law, including ERISA and the Code, and no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any Company Benefit Plan could be subject to any liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable Law.

(c) Schedule 4.16(c) of the Company Disclosure Schedule contains a true, correct and complete list of (i) each severance agreement and plan of the Company or any of its Subsidiaries with or relating to any Company Employee, or any officer, director or Management Committee member of the Company or any of its Subsidiaries and (ii) each plan and agreement of the Company or any of its Subsidiaries with or relating to any Company Employee, or any officer, director or Management Committee member of the Company or any of its Subsidiaries which provides for acceleration of vesting or timing of benefits or payments upon a change in control, change of control or term of similar import. A true, correct and complete copy of each of the agreements and plans set forth in Schedule 4.16(c) of the Company Disclosure Schedule has been delivered to Buyer. Except as set forth in Schedule 4.16(c) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment (including, without limitation, severance, “excess parachute payments” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise; (ii) materially increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in any acceleration of the time of payment or vesting of any such benefits; (iv) require the funding of any trust or other funding vehicle; or (v) limit or prohibit the ability to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

(d) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code either is a prototype plan or has received a determination letter from the IRS as to its qualified status and as to the qualified status of its related trust, and no fact or event has occurred since the date of such determination letter that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or the related trust.

(e) No Company Benefit Plan is a pension plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Neither the Company, any of its Subsidiaries nor any Commonly Controlled Entity participates in, contributes to, is required to contribute to, or has, within the last six years, been required to contribute to any Multiemployer Plan. With respect to each Multiemployer Plan that is required to be set forth in this Section 4.16(e), (i) neither the Company, any of its Subsidiaries nor any Commonly Controlled Entity has, within the last six years, (A) incurred any withdrawal liability as defined in Section 4201 of ERISA or (B) received any material written notice or communication from the plan administrator of any Multiemployer Plan and (ii) all contributions required to be made to any such Multiemployer Plan by the Company, any of its Subsidiaries or any Commonly Controlled Entity have been timely made.

(f) There does not now exist, nor do any circumstances exist (including the consummation of the transactions contemplated by this Agreement) that could result in, any Controlled Group Liability that would be a liability of Buyer or any of its Subsidiaries following the Closing (including the Company and any of its Subsidiaries). Without limiting the generality of the foregoing, neither the Company, any of its of its Subsidiaries nor, to the Knowledge of the

Company, any Commonly Controlled Entity has engaged in any transaction described in Section 4069, Section 4204 or Section 4212 of ERISA.

(g) Except as set forth in Schedule 4.16(g) of the Company Disclosure Schedule, the Company and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries. Except as set forth in Schedule 4.16(g) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage.

(h) No Company Employee is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Affiliates in respect of any Tax (including Taxes imposed under Section 4999 or 409A of the Code) or interest or penalty related thereto.

SECTION 4.17 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any labor agreement with respect to its employees with any labor organization, group or association, nor, to the Knowledge of the Company, has there been any material attempt to organize the employees of the Company or any of its Subsidiaries within the one (1) year period prior to the date of this Agreement. There is not presently pending or existing and, to the Knowledge of the Company, there is not threatened, any labor strike, labor disturbance or work stoppage against the Company or any of its Subsidiaries with respect to the Business.

(b) The Company and its Subsidiaries have complied in all material respects with all Laws relating to employment, including all Laws concerning equal employment opportunity, leaves and absences, immigration, wages, hours, collective bargaining, occupational safety and health, and the payment of social security and similar Taxes. There is no material claim or grievance pending or, to the Knowledge of the Company, threatened relating to any Benefit Plan (other than claims for benefits in the ordinary course of business), wages and hours, leave of absence, plant closing notification, employment statute or regulation, employee classification, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Employee, or any officer, director or Management Committee member of the Company or any of its Subsidiaries, including charges of unfair labor practices or harassment complaints.

(c) The Company and its Subsidiaries have complied in all material respects with the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and all similar state, local and foreign laws as they relate to the Business. During the 12-month period ending on the date hereof, neither the Company nor any of its Subsidiaries has taken any action that resulted in, nor do any of the foregoing contemplate taking any actions prior to the Closing Date (including the consummation of the transactions contemplated by this Agreement) that could reasonably be expected to result in, a requirement to provide notice, or payment in lieu of notice, to any Company Employee or any applicable penalties under the WARN Act or any similar state, local or foreign laws.

SECTION 4.18 Environmental Matters. (a) The Company and its Subsidiaries are and have been in compliance with Environmental Law; (b) the Company and its Subsidiaries have obtained and are and have been in compliance with all Permits pursuant to Environmental Law (collectively “Environmental Permits”), all such Environmental Permits are valid and in good standing, and neither the Company nor any of its subsidiaries has been advised by any Governmental Authority of any actual or potential change in the status or terms and conditions of any Environmental Permit; (c) no Action is pending or, to the Knowledge of the Company, has been threatened against the Company or any of its Subsidiaries with respect to the Business alleging any violation of, or liability pursuant to, Environmental Law; (d) neither the Company nor any of its Subsidiaries has any outstanding obligations under any Governmental Order related to Environmental Law; (e) there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Action against or liability of against or of the Company or any of its Subsidiaries under Environmental Law or any Person whose obligation for such Actions or liabilities the Company or any of its Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; (f) neither the Company nor any of its subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any Action pursuant to Environmental Law against the Company or any of its Subsidiaries; and (g) the Company has provided to Buyer true and complete copies of any written reports, assessments, studies, audits or tests in the possession or control of the Company or its Subsidiaries that identifies any violation or potential violation of or liability or potential liability under any Environmental Law or Environmental Permit, including such reports, assessments, studies, audits or tests identifying any presence or potential presence of Hazardous Materials at, in, on, or under any property owned or leased by the Company or any of its Subsidiaries or any off-site location at which the Company or its Subsidiaries disposed or transported Hazardous Materials.

SECTION 4.19 Brokers. Except for Robert W. Baird & Co., Inc. (“Baird”), which is entitled to certain investment banking and advisory fees in connection with this Agreement and the transactions contemplated by this Agreement pursuant to the terms of that certain letter agreement between the Company and Baird dated as of March 11, 2011 and except as provided in the Advisory Services Agreement, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of the Company or its Subsidiaries.

SECTION 4.20 Insurance. All casualty, general liability, business interruption, product liability, worker’s compensation, environmental, automobile, sprinkler and water damage and other forms of insurance maintained by the Company (such policies, the “Insurance Policies”) are listed in Schedule 4.20 of the Company Disclosure Schedule, and a true and complete copy of each Insurance Policy has been made available to the Buyer. All Insurance Policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date under comprehensive general liability and workmen’s compensation insurance policies), and no notice of cancellation or termination has been received with respect to any Insurance Policy which has not been replaced on substantially similar terms prior to the date of such cancellation. None of the Company or the Subsidiaries has been refused any insurance with respect to their respective assets or operations, nor has their coverage been limited, by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance. To the Company’s Knowledge, the activities and operations of the Company and the Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of the Insurance Policies.

SECTION 4.21 Disclaimer of the Company. (A) EXCEPT AS SET FORTH IN THIS ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), NEITHER THE COMPANY OR ITS AFFILIATES NOR ANY OF THEIR RESPECTIVE MANAGEMENT COMMITTEE MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY AND ITS SUBSIDIARIES, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE BUSINESS BY BUYER AFTER THE CLOSING IN ANY MANNER OTHER THAN AS PRESENTLY USED AND OPERATED BY THE COMPANY OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING, INCLUDING ANY PROJECTIONS, AND (B) EXCEPT IN THE CASE OF FRAUD, NONE OF THE MANAGEMENT COMMITTEE MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES OF THE COMPANY WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER, ITS AFFILIATES OR REPRESENTATIVES OF, OR BUYER’S USE OF, ANY INFORMATION RELATING TO THE BUSINESS, INCLUDING THE COMPANY’S CONFIDENTIAL INFORMATION MEMORANDUM AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF BUYER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub hereby jointly and severally represent and warrant to the Company and the Representative as follows:

SECTION 5.1 Authority. Each of Buyer and Merger Sub has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Buyer and Merger Sub, the performance by each of Buyer and Merger Sub of its obligations hereunder, and the consummation by each of Buyer and Merger Sub of the transactions contemplated by this Agreement, have been duly authorized by each of Buyer and Merger Sub, and no other action on the part of Buyer or Merger Sub is necessary to authorize the execution and delivery of this Agreement by Buyer and Merger Sub, the performance by Buyer and Merger Sub of their obligations hereunder or the consummation by Buyer and Merger Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Buyer and Merger Sub and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of each of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (a) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (b) the effect of rules of Law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

SECTION 5.2 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and each of Buyer and Merger Sub has all requisite power and authority to own, operate and lease the properties and assets now owned, operated or leased by it, and to carry on its business in all material respects as currently conducted. Each of Buyer and Merger Sub is duly qualified to do business as a foreign entity, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by either Buyer or Merger Sub to be so qualified or in good standing, would not reasonably be expected to have a material adverse effect on the ability of each of Buyer and Merger Sub to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement. Merger Sub does not have any Subsidiaries.

SECTION 5.3 Conflicts. Assuming all consents, approvals, authorizations, filings and notifications and other actions set forth in Section 5.4 have been obtained or made, and any applicable waiting period under the HSR Act has expired or been terminated, the execution and delivery of this Agreement by each of Buyer and Merger Sub, the performance by each of Buyer and Merger Sub of its obligations hereunder, and the consummation by each of Buyer and Merger Sub of the transactions contemplated by this Agreement, does not and will not (a) conflict with or result in a violation of any organizational documents of Buyer and Merger Sub; (b) conflict with or result in a violation of any Governmental Order or Law applicable to Buyer or Merger Sub or their assets or properties or (c) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit or increased, additional, accelerated or guaranteed rights or entitlements of any Person (including a right to consent or notice), under any contract, agreement, indenture, mortgage, debenture, note or other instruments entered into by Buyer or Merger Sub, or result in the creation of any Encumbrance on any of the assets or properties of either Buyer or Merger Sub pursuant to any Contract to which Buyer or Merger Sub is a party, or by which any of the assets or properties of Buyer or Merger Sub are bound or affected, except, in the case of clauses (b) and (c) of this Section 5.3, as would not reasonably be expected to have a material adverse effect on the ability of each of Buyer and Merger Sub to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

SECTION 5.4 Consents, Approvals, Etc. No consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or third party is required to be made or obtained by Buyer or Merger Sub in connection with the execution and delivery of this Agreement by each of Buyer and Merger Sub, the performance by Buyer and Merger Sub of their respective obligations hereunder, or the consummation by Buyer and Merger Sub of the transactions contemplated by this Agreement, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (b) the expiration or termination of the applicable waiting periods under, or the receipt of approvals under, the HSR Act; (c) applicable requirements, if any, under Federal or state securities or “blue sky” Laws; and (d) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not, when taken together with all other such failures by Buyer or Merger Sub, have a material adverse effect on the ability of each of Buyer and Merger Sub to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

SECTION 5.5 Litigation and Governmental Orders. As of the date of this Agreement, (a) there are no material Actions pending against Buyer, Merger Sub or any other Affiliates of Buyer (“Buyer Subsidiaries”), or any of the assets or properties of Buyer, Merger Sub, or any Buyer Subsidiaries or any of the directors, officers, managers or members of Buyer, Merger Sub or any Buyer Subsidiaries in their capacity as directors, officers, managers or members of Buyer, Merger Sub or any Buyer Subsidiary that would have a material adverse effect on the ability of Buyer or Merger Sub to perform their obligations under this Agreement or consummate the transactions contemplated by this Agreement and (b) Buyer, Merger Sub and the Buyer Subsidiaries and their respective assets and properties are not subject to any Governmental Order that would have a material adverse effect on the Buyer’s or Merger Sub’s ability to perform their obligations under this Agreement or consummate the transactions contemplated by this Agreement.

SECTION 5.6 Financial Ability to Perform. Buyer has currently available cash funds or available borrowing capacity under existing credit facilities in the aggregate sufficient for Buyer and Merger Sub to perform each of their respective obligations hereunder and has provided evidence thereof to the Company. There are no conditions to such borrowing that will not be fulfilled as of the Closing.

SECTION 5.7 Representations of the Company. Except for the representations and warranties contained in Article IV or in the certificates required to be delivered hereunder, Buyer and Merger Sub acknowledge that the Company makes no representations or warranties concerning the Company, its assets or the transactions contemplated hereby.

ARTICLE VI.

ADDITIONAL AGREEMENTS

SECTION 6.1 Conduct of the Company Prior to the Effective Time.

(a) Unless Buyer otherwise consents in writing (which consent shall not be unreasonably conditioned, withheld or delayed) and except as otherwise contemplated by this

Agreement or set forth in the Company Disclosure Schedule, during the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 9.1 (the “Pre-Closing Period”) the Company and its Subsidiaries shall (i) conduct the Business only in the ordinary course and (ii) use commercially reasonable efforts, consistent with past practices and policies, to maintain the assets and properties of the Company in their current condition, normal wear and tear excepted.

(b) Except as otherwise contemplated by this Agreement or set forth in the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not, and shall not permit its Subsidiaries to, take any of the following actions without the prior written consent of Buyer (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) issue any membership interest or capital stock of the Company or any of its Subsidiaries;

(ii) except in the ordinary course of business, create any Encumbrance on any assets or properties (whether tangible or intangible) of the Company or its Subsidiaries, other than Permitted Encumbrances;

(iii) sell, assign, transfer, lease or otherwise dispose of, or agree to sell, assign, transfer, lease or otherwise dispose of, any of the material fixed assets of the Company or any of its Subsidiaries having a value, in any individual case, in excess of $50,000;

(iv) acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, except for transactions with an aggregate fair market value in any individual case of less than $250,000;

(v) (A) enter into or materially amend any employment, deferred compensation, severance, retention, change in control, termination or similar agreement, except any new employment agreement providing for normal, recurring compensation of less than $100,000 per annum; (B) establish, adopt, enter into or amend any collective bargaining Contract or other Contract with any labor organization, union or association; (C) increase the compensation or benefits payable, or to become payable, to any Company Employee, or any officer, director or Management Committee member of the Company or any of its Subsidiaries; (D) take any action to accelerate the time of payment or vesting or to secure the funding of any compensation of benefits payable, or to become payable, to any Company Employee, or any officer, director or Management Committee member of the Company or any of its Subsidiaries; (E) pay or make provision for the payment of any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to any Company Employee, or any officer, director or Management Committee member of the Company or any of its Subsidiaries, other than the Annual Bonuses, the Fixed Transaction Bonuses and the Variable Transaction Bonuses; or (F) increase the coverage or benefits available under, or amend, enter into or adopt any Company Benefit Plan; other than, with respect to subparagraphs (B) through (F) above, increases, payments or provisions which (x) were required by applicable Law or the terms of any Company Benefit Plan made available to the Buyer or (y)

affected Company Employees but not officers, directors or Management Committee members of the Company or any of its Subsidiaries and, in the case of clause (y), were in normal amounts and were made in the ordinary course of business;

(vi) materially change any method of accounting or accounting practice used by the Company, other than such changes required by GAAP;

(vii) amend the LLC Agreement or organizational documents of any of the Company’s Subsidiaries;

(viii) (A) make, change or rescind any material Tax election or (B) settle, resolve, concede or otherwise compromise any material Tax Proceeding;

(ix) take any action that would materially interfere with the consummation of the transactions contemplated by this Agreement or materially delay the consummation of such transactions;

(x) make or incur any capital expenditures which, in the aggregate, are in excess of $100,000, except for those capital expenditures currently subject to the commitments described on Schedule 6.1(b)(x) of the Company Disclosure Schedule;

(xi) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 6.1(b).

SECTION 6.2 Conduct of Buyer and Merger Sub Prior to the Closing. During the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Section 9.1, neither Buyer nor Merger Sub shall take, or cause to be taken, any action which would materially interfere with the consummation of the transactions contemplated by this Agreement or materially delay the consummation of such transactions.

SECTION 6.3 Access to Information. Subject to the terms of the Confidentiality Agreement, during the period commencing upon the execution and delivery of this Agreement and terminating upon the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Section 9.1, upon reasonable notice and during normal business hours, the Company and its Subsidiaries shall, and shall cause the officers, employees, auditors and agents of the Company and such Subsidiaries to, (a) afford the officers, employees and agents and representatives of Buyer reasonable access to the offices, properties, books and records of the Company and its Subsidiaries and (b) furnish to the officers, employees and agents and representatives of Buyer such additional financial and operating data and other information regarding the assets, properties and business of the Company or its Subsidiaries as Buyer may from time to time reasonably request in order to assist Buyer in fulfilling its obligations under this Agreement and to facilitate the consummation of the transactions contemplated by this Agreement; provided, however, (i) any such access shall be conducted in such a manner as not to interfere with the operation of the business conducted by the Company or any of its Subsidiaries; (ii) any intrusive environmental testing or sampling sought to be performed on any Owned Real Property or Leased Real Property (including any tests that involve drilling, excavation, or the collection of samples of soils, groundwater, surface water, drinking water, building materials or other environmental media) shall require the prior written consent of the Company (such consent not to be unreasonably conditioned, withheld or delayed); (iii) Buyer or any of its representatives shall not contact or have any discussions with any of the landlords/sub-landlords, tenants/subtenants, customers, distributors, licensors, suppliers or other material business relations of the Company or its Subsidiaries without the prior written consent of the Company (such consent not to be unreasonably conditioned, withheld or delayed); (iv) Buyer shall be responsible for any material damage to any Owned Real Property, Leased Real Property and any other assets or property of the Company or its Subsidiaries caused by Buyer or any of its Affiliates or representatives; and (v) the Company shall not be required to (or cause any Company Subsidiary to) so confer, afford such access or furnish such copies or other information to the extent that doing so would result in the breach of any confidentiality or similar agreement to which the Company any of its Subsidiaries is a party or the loss of attorney-client privilege (provided that the Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a breach of such agreement or a loss of attorney-client privilege).

SECTION 6.4 Confidentiality. The parties to this Agreement hereby agree to be bound by and comply with the terms of the Confidentiality Agreement, which are hereby incorporated into this Agreement by reference and shall continue in full force and effect, such that the information obtained by any party to this Agreement, or its officers, employees, agents or representatives, during any investigation conducted pursuant to Section 6.3, or in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated by this Agreement, or otherwise, shall be governed by the terms of the Confidentiality Agreement.

SECTION 6.5 Regulatory and Other Authorizations; Notices and Consents.

(a) Subject to clause (c) of this Section 6.5, each of the parties shall use all reasonable efforts to (i) obtain all permits, authorizations, consents, orders and approvals of all Government Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, including those consents set forth in the Company Disclosure Schedule; (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement; and (iii) fulfill all conditions to the such party’s obligations under this Agreement. Each party to this Agreement shall cooperate fully with the other party in promptly seeking to obtain all such permits, authorizations, consents, orders and approvals, giving such notice and making such filings.

(b) Each party agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five (5) Business Days of the date of this Agreement (including a request for early termination of the applicable waiting period under the HSR Act), shall supply promptly any additional information and documentary material that may be requested by any Governmental Authority and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant thereto. Buyer shall have no obligations to divest any of its businesses or assets or to engage in litigation in order to secure approval under the HSR Act.

(c) Each party hereto shall be responsible for the payment of its expenses, including legal fees and expenses, in substantially complying with any formal request for additional information or documentary material from any Governmental Authority. Buyer shall pay all filing fees required under the HSR Act.

(d) Each of Buyer and the Merger Sub, on the one hand, and the Company on the other hand, shall, in connection with the efforts referenced in Section 6.5(a) to obtain all requisite permits, authorizations, consents, orders and approvals for the transactions contemplated by this Agreement, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, (ii) keep the other party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any written notices or other communications received by such party from, or given by such party to, any Governmental Authority and (iii) permit the other party to review any communications given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority; provided that nothing will prevent a party from responding to or complying with a subpoena or other legal process required by Law or submitting factual information in response to a request therefor.

SECTION 6.6 Termination of Related-Party Agreements. The Company shall cause the Advisory Services Agreement dated as of June 17, 2004 by and between Genstar Capital, L.P. and the Company (the “Advisory Services Agreement”); the Members Agreement dated as of June 17, 2004 among the Company, Genstar Capital Partners III, LP and Ferdinand F. Korndorf; and the Stockholder Agreement dated as of June 17, 2004 by and among Woods Equipment Company, the Company and Genstar Capital III, LP to be terminated effective as of the Effective Time.

SECTION 6.7 Further Action.

(a) Subject to the terms and conditions provided in this Agreement, each of the parties to this Agreement shall use its commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions, as may be necessary, proper or advisable under applicable Law to evidence and make effective the transactions contemplated by this Agreement.

(b) The Company shall deliver to Buyer a certificate, in form and substance satisfactory to Buyer, duly executed and acknowledged, certifying that the payment of Merger Consideration is exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

SECTION 6.8 Tax Matters.

(a) All Transfer Taxes shall be borne 50% by Buyer and 50% by the Members. Buyer shall be responsible for filing all Tax Returns related to Transfer Taxes. All parties hereto shall use commercially reasonable efforts to avail themselves of any available exemptions from any such Transfer Taxes and to cooperate with the other parties hereto in providing any information and documentation that may be necessary to obtain such exemptions.

(b) Buyer, the Company and the Representative agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.

(c) As soon as reasonably practicable, the Representative shall prepare (or cause to be prepared), consistent with past practice except as otherwise required by Law, all Income Tax Returns in respect of the Company or any of its Subsidiaries that relate to taxable periods ending on or before the Closing Date but that are required to be filed after the Closing Date, including any claim for refund or amended Income Tax Returns required to be filed to effect a carryback of any net operating loss reported on any Income Tax Return of the Company or any Subsidiary for the Stub Period. No later than ten (10) Business Days prior to the due date of each such Income Tax Return, the Representative shall provide such Income Tax Return to Buyer for Buyer’s review and comment. No later than five (5) Business Days prior to the due date of any such Income Tax Return, Buyer shall provide reasonable comments to the Representative. The Representative shall reflect such comments, and Buyer shall timely file (or cause to be filed) such Income Tax Returns.

(d) Buyer shall prepare and timely file or cause to be prepared and timely filed, in each case consistent with past practice, (i) any Tax Return required to be filed by the Company or its Subsidiaries for a Straddle Period (a “Straddle Period Tax Return”), and (ii) any non-Income Tax Return in respect of the Company or any of its Subsidiaries that relate to taxable periods ending on or before the Closing Date but that are required to be filed after the Closing Date (a “Pre-Closing Non-Income Tax Return”). Buyer shall deliver a draft of any such Straddle Period Tax Return or Pre-Closing Non-Income Tax Return to the Representative for the Representative’s review at least ten (10) Business Days prior to the due date for the filing of such Straddle Period Tax Return or Pre-Closing Non-Income Tax Return. Notwithstanding anything to the contrary herein, no Straddle Period Tax Return or Pre-Closing Non-Income Tax Return shall be filed without the Representative’s approval of items attributable to a Pre-Closing Tax Period, which shall not be unreasonably withheld, conditioned or delayed.

(e) If any of the Income Tax Returns described in Section 6.8(c) and (to the extent attributable to the Pre-Closing Tax Period) the Tax Returns described in Section 6.8(d) identifies Taxes that are due and payable in excess of the amount of such Taxes reflected as a liability in the Closing Net Working Capital Amount, then, no less than five (5) Business Days prior to the due date of such Tax Return, the Surviving Company shall be entitled to receive payment in the amount of such excess (i) in the case of Income Tax Returns described in Section 6.8(c), first from the Reserve Account and, to the extent that funds remaining in the Reserve Account are insufficient, then from the Escrow Account, and (ii) in the case of Tax Returns described in Section 6.8(d), from the Escrow Account.

(f) Notwithstanding anything to the contrary in Sections 6.8(c) and 6.8(d), the items listed on Schedule 6.8(f) (the “Transaction Tax Benefit Items”) shall be included as deductions of the Company and its Subsidiaries on all Income Tax Returns for the Stub Period, and the parties agree not to apply the “next day rule” of Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) with respect to such Transaction Tax Benefit Items. No other items relating to the Merger or other transactions contemplated herein shall be included as deductions on any Income Tax Returns for any Pre-Closing Tax Period without the consent of Buyer.

(g) The parties shall ensure that the transactions contemplated hereby are structured in a manner that causes the Tax year of the Company and its Subsidiaries to end as of the Closing Date for all Income Tax purposes to the extent permitted by applicable Law.

(h) Tax Proceedings.

(i) After the Closing Date, Buyer or its Affiliates shall promptly notify the Representative in writing of any Tax Proceeding that relates solely to any Tax period ending on or before the Closing Date (a “Pre-Closing Tax Proceeding”) or any Tax Proceeding that relates to a Straddle Period. After the Closing Date, the Representative shall promptly notify Buyer in writing of any Tax Proceeding, notice of which is received by the Representative or any Member with respect to any Tax period. Notices required to be given by or to Buyer or the Representative shall contain factual information (to the extent known or reasonably available to Buyer or the Representative, as the case may be) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax Authority in respect of any such asserted Tax liability. To the extent inconsistent therewith, this Section 6.8(h), and not Section 8.5, shall govern with respect to Tax Proceedings.

(ii) In the case of a Pre-Closing Tax Proceeding, the Representative shall have the right to direct and control the conduct of such Pre-Closing Tax Proceeding, provided Buyer shall have the right to participate (at Buyer’s own expense) in any such Pre-Closing Tax Proceeding. Buyer’s right to participate shall include the right to receive copies of all correspondence from any Tax Authority relating to such Pre-Closing Tax Proceeding, attend meetings and review and comment on submissions relating to any Pre-Closing Tax Proceeding, and the Representative shall consider in good faith any comments provided by Buyer. The Representative may elect to waive its right under this Section 6.8(h)(ii) to direct and control any Pre-Closing Tax Proceeding. Upon such a waiver, the Representative shall have the right to participate (at the Representative’s own expense) in any such Pre-Closing Tax Proceeding. The Representative’s right to participate shall include the right to receive copies of all correspondence from any Tax Authority relating to such Pre-Closing Tax Proceeding, attend meetings and review and comment on submissions relating to any Pre-Closing Tax Proceeding, and Buyer shall consider in good faith any comments provided by the Representative. None of Buyer, the Company and any of their Subsidiaries shall settle, resolve, concede or otherwise compromise any issue, matter or item arising in any Pre-Closing Tax Proceeding without the Representative’s prior written consent, which shall not be unreasonably withheld or delayed.

(iii) In the case of a Tax Proceeding that relates to any Straddle Periods, Buyer shall have the right to control the conduct of such Tax Proceeding, provided the Representative shall have the right to participate (at the Representative’s own expense) in any such Tax Proceeding. The Representative’s right to participate shall include the right to receive copies of all correspondence from any Tax Authority relating to such Tax Proceeding, attend meetings and review and comment on submissions relating to any Tax Proceeding, and Buyer shall consider in good faith any comments provided by the Representative. Neither Buyer, the Company nor any of their Subsidiaries shall settle, resolve, concede or otherwise compromise any issue, matter or item arising in any Tax Proceeding for any Straddle Period without the Representative’s prior written consent, which shall not be unreasonably withheld or delayed, provided that no such consent shall be necessary if such settlement, resolution, concession or compromise would not result in any claim for indemnification under Article VIII or the surrender of any claim to a refund to which the Representative is entitled under Section 6.8(h).

(i) The Representative (on behalf of the Members) shall be entitled to the amount of any refund or credit of Taxes (including any estimated Taxes) of the Company and its Subsidiaries with respect to a Pre-Closing Tax Period (including the portion of any Straddle Period constituting the Pre-Closing Tax Period), including any such refund or credit of Taxes resulting from the carryback of any net operating loss shown on any Income Tax Return of the Company or any Subsidiary for the Stub Period, but not for a refund or credit of Taxes resulting from the carryback of any net operating loss shown on any Income Tax Return of the Company or any Subsidiary for any Post-Closing Tax Period. Buyer shall pay, or cause to be paid, to the Representative any amount to which the Representative is entitled pursuant to the prior sentence within five (5) Business Days of the receipt of such refund or the recognition of such credit resulting in an actual reduction of cash Taxes payable by Buyer, the Company or any of its Subsidiaries.

(j) For all purposes under this Agreement, in any case involving a Straddle Period, the portion of any Tax that is allocable to the Pre-Closing Tax Period will be: (i) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company and its Subsidiaries terminated at the close of business on the Closing Date.

(k) All indemnification payments made pursuant to Article VIII shall be treated as adjustments to the Merger Consideration for Tax purposes, except as otherwise required by applicable Tax Law.

(l) Buyer or the Surviving Company shall not amend any Tax Return of the Company for any Pre-Closing Tax Period without the consent of the Representative, which shall not be unreasonably withheld, conditioned or delayed.

(m) Notwithstanding any limitation in this Agreement, but subject to Section 6.8(l), Buyer or the Surviving Company shall have the right to file or amend Tax Returns of the Company for any Pre-Closing Tax Period solely with respect to Identified Tax Items (other than the Transaction Tax Benefit Items), including to determine the position of the Company to be taken for a Pre-Closing Tax Period on a Tax Return to be filed after the Closing Date, if, based on the advice of its independent tax advisors, such action is reasonably necessary in order to properly report the Identified Tax Items (other than the Transaction Tax Benefit Items). Buyer shall consult with the Representative, and shall consider reasonable comments by the Representative, before taking any such action, but the decision of the Buyer shall be final. Nothing in this provision shall affect the right of Buyer to be indemnified under Section 8.1(a)(iv) of this Agreement.

SECTION 6.9 Employee Benefit Matters. Buyer agrees that, for a period beginning on the Closing Date and ending on the first anniversary of the Closing Date (the “Benefits Continuation Period”), Buyer shall, and shall cause the Surviving Company to, (a) provide employee benefits to Company Employees that are substantially comparable in the aggregate to the benefits that are provided under the Company Benefit Plans immediately prior to the Closing, (b) provide each Company Employee with a base salary or rate of pay that is no less than the base salary or rate of pay that was in effect for such Company Employee immediately prior to the Closing, (c) honor the Company Benefit Plans set forth on Schedule 6.9 attached hereto, and (d) maintain the Company’s annual cash bonus plan as in effect on the Closing Date. With respect to any benefit plans of Buyer in which Company Employees may be eligible to participate after the Closing Date, Buyer shall: (i) waive any limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees to the extent waived or not applicable under an analogous Company Benefit Plan; (ii) provide each Company Employee with credit for any co-payments and deductibles paid on or prior to the Closing Date during the year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements to the extent it would be recognized under an analogous Company Benefit Plans and (iii) recognize all service of the Company Employees with the Company and its Affiliates or predecessors thereof (to the extent such service was recognized by the Company and its Affiliates under an analogous Company Benefit Plan) for purposes of eligibility to participate, vesting credit and entitlement for benefits (other than benefit accruals), except to the extent such treatment would result in duplication of benefits. Notwithstanding the foregoing, no provision of this Agreement shall be construed in any way to (x) increase or extend the obligations of Buyer or the Company under the terms of such Company Benefit Plans or to restrict existing rights of the Company to terminate or modify such Company Benefit Plans or (y) create any right in any employee to continued employment by the Company or any of its Subsidiaries or preclude the ability of the Company or any of its Subsidiaries to terminate the employment of any Company Employee for any reason. Nothing contained in this Agreement shall amend any Company Benefit Plan or confer any third-party beneficiary rights or other rights or remedies upon any Company Employee.

SECTION 6.10 Notification of Certain Matters. The Company shall give notice to Buyer, and Buyer shall give notice to the Company, promptly upon becoming aware of any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or could reasonably be expected to cause any representation or warranty in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement and prior to the Closing.

SECTION 6.11 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Buyer shall, and shall cause the Company to, (i) indemnify and hold harmless each present and former Management Committee member, director and officer of the Company and its Subsidiaries (collectively, the “Company Indemnitees”), against any actual damages, claim, losses, costs, liabilities or expenses, including reasonable attorneys’ fees and expenses, costs of investigation, response action, removal action or remedial action incurred or suffered by any of the Company Indemnitees in connection with any liabilities or any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or its Subsidiaries would have been permitted under applicable Law and under the LLC Agreement or comparable documents of the Company’s Subsidiaries, in each case as in effect on the date of this Agreement, to indemnify such Company Indemnitees and (ii) advance expenses as incurred by any Company Indemnitee in connection with any matters for which such Company Indemnitee is entitled to indemnification from Buyer pursuant to this Section 6.11(a) to the fullest extent permitted under applicable Law or, if greater, under the LLC Agreement or comparable documents of the Company’s Subsidiaries; provided, however, that the Company Indemnitee to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately finally determined by a court of competent jurisdiction and all rights of appeal have lapsed, that such Company Indemnitee is not entitled to indemnification under applicable Law, the LLC Agreement or comparable documents of the Company’s Subsidiaries, or pursuant to this Section 6.11(a).

(b) From and after the Effective Time, the Surviving Company’s limited liability company agreement (or similar governing document) and the comparable documents of the Company’s Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Company Indemnitees than are currently set forth in the Company’s LLC Agreement and the comparable documents of the relevant Subsidiaries of the Company.

(c) For a period of six (6) years following the Effective Time, Buyer shall maintain, or shall cause the Surviving Company to maintain, in effect a directors’ and officers’ liability insurance policy covering the current and former officers and directors of the Company and its Subsidiaries with coverage in amount and scope at least as favorable as such existing coverage; provided, however, that notwithstanding the foregoing, Buyer shall not be obligated to pay premiums or other expenses in excess of 150% of those associated with such insurance maintained in effect by the Company and the Subsidiaries, in each case, as on an annual basis; provided, further, however, that this Section 6.11(c) shall be deemed to have been satisfied if a prepaid policy or policies (i.e., “tail coverage”) have been obtained by the Surviving Company which policy or policies provide such directors, Management Committee members and officers with the coverage described in this Section 6.11(c) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement, and the premiums for such prepaid policies shall have been paid in full at or prior to the Effective Time and such prepaid policies shall be non-cancelable. If such prepaid policies have been obtained by Buyer prior to the Effective Time, Buyer shall, or shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) In the event that Buyer or the Surviving Company or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of the its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, fulfill and comply with the indemnification and other obligations set forth in this Section 6.11.

(e) The terms and provisions of this Section 6.11 are intended to be in addition to the rights otherwise available to the Company Indemnitees by applicable Law, charter, limited liability company operating agreement, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, the Company Indemnitees and their respective heirs and representatives, each of whom is an intended third party beneficiary of this Section 6.11.

SECTION 6.12 Provision Regarding Legal Representation. Recognizing that Latham & Watkins LLP (“Latham”) has acted as advisor to the Company and its Subsidiaries prior to the Closing, Buyer hereby waives, on its own behalf, and agrees to cause the Surviving Company and its Subsidiaries to waive, effective as of the Closing, any conflicts that may arise in connection with Latham representing or advising the Representative and each Member and their respective Affiliates (individually and collectively, the “Member Group”), and any Management Committee member, director, member, partner, officer, employee or Affiliate of the Member Group after the Closing in connection with the matters covered by Section 3.7 or any indemnification claims pursuant to Article VIII.

SECTION 6.13 Access to Records and Personnel.

(a) Exchange of Information. After the Closing, the Buyer shall cause the Surviving Company to, and the Surviving Company shall, provide, or cause to be provided, as soon as reasonably practicable after written request therefor and at the requesting Member’s expense, reasonable access, during normal business hours, to the Surviving Company’s employees and to any books, records, documents, files and correspondence in the possession or under the control of the Buyer or the Surviving Company that the requesting Member reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on any Member (including under applicable securities Laws) by a Governmental Authority having jurisdiction over such Member; (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy Tax, audit, accounting, claims, regulatory, litigation or other similar requirements or (iii) to comply with its obligations under this Agreement.

(b) Financial and Other Information. After the Closing, the Surviving Company shall provide, or cause to be provided, to each requesting Member and the Representative such financial and other data and information reasonably available and in its possession (in such form as is reasonably available to it) for any period prior to the Closing Date as is reasonably requested by such Member and necessary in order for any Member or the Representative to prepare its financial statements and reports or filings with any Governmental Authority; provided that the provisions of this Section 6.13(b) shall in no way obligate Buyer or the Surviving Company to prepare any financial statements.

(c) Ownership of Information. Any information owned by Buyer or the Surviving Company that is provided to a Member pursuant to this Section 6.13 shall be deemed to remain the property of Buyer or the Surviving Company, as the case may be. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

(d) Record Retention. Except as otherwise provided herein, Buyer and the Surviving Company agree to use their commercially reasonable efforts to retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Business in their respective possession or control for a commercially reasonable period of time, consistent with their regular document retention policies, following the Closing Date or for such longer period as may be required by Law.

SECTION 6.14 280G Matters. Prior to the Closing, the Company shall submit for approval in a manner that complies with the requirements of Section 280G(b)(5)(A)(ii) of the Code and the regulations promulgated thereunder (the “Section 280G Approval”) all payments or benefits that in the absence of such approval could reasonably be expected to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder) to any individuals that are “disqualified individuals” (within the meaning of Section 280G(c) of the Code and the regulations thereunder). To the extent that any such “disqualified individual” has the right to receive payments that could constitute “parachute payments”, the Company and the Company Subsidiaries, as applicable, shall obtain an irrevocable written waiver of such rights prior to soliciting the approval described in the immediately preceding sentence such that the Section 280G Approval shall, if successful, establish each “disqualified individual’s” right to the payment. The Company shall provide, or cause to be provided, to Buyer a draft of all Section 280G Approval related documents, including any disclosure documents and “disqualified individual” waivers. The Company shall incorporate any reasonable comments that are timely made by Buyer to the Section 280G Approval related documents. Prior to the Effective Time, the Company shall deliver to Buyer evidence that the Section 280G Approval described in this Section 6.14 was solicited and no “parachute payments” related to such vote will be payable or retained.

ARTICLE VII.

CONDITIONS TO CLOSING

SECTION 7.1 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by the Company, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of Buyer and Merger Sub made in this Agreement, without giving effect to any “material,” “materially” or Material Adverse Effect qualification contained therein, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representations and warranties shall be true and correct on the date so specified), except where such failure or failures to be true and correct would not have a material adverse effect on the ability of Buyer and Merger Sub to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement; (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by Buyer and Merger Sub at or prior to the Closing shall have been performed or complied with in all material respects; and (iii) the Company shall have received a certificate from each of Buyer and Merger Sub, dated as of the Closing Date, certifying as to the matters set forth in clauses (i) and (ii) of this Section 7.1(a).

(b) No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger or any of the other material transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(c) HSR Act. The waiting period under the HSR Act, if applicable, shall have expired or been terminated.

(d) Governmental Approvals. All material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, Governmental Authorities necessary for consummation of the transactions contemplated by this Agreement shall have been obtained or filed or shall have occurred, as the case may be.

SECTION 7.2 Conditions to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by Buyer and Merger Sub, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants of the Company. (i) The representations and warranties of the Company made in this Agreement, without giving effect to any “material,” “materially” or Material Adverse Effect qualification contained therein, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representations and warranties shall be true and correct on the date so specified), except where such failure or failures to be true and correct would not result, individually or in the aggregate, in a Material Adverse Effect; (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by the Company at or prior to the Closing shall have been performed or complied with in all material respects; and (iii) Buyer and Merger Sub shall have received a certificate of the Company, dated as of the Closing Date, certifying as to the matters set forth in clauses (i) and (ii) of this Section 7.2(a).

(b) No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger of any of the other material transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(c) HSR Act. The waiting period under the HSR Act, if applicable, shall have expired or been terminated.

(d) Governmental Approvals. All material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, Governmental Authorities necessary for consummation of the transactions contemplated by this Agreement shall have been obtained or filed or shall have occurred, as the case may be.

ARTICLE VIII.

INDEMNIFICATION

SECTION 8.1 Indemnification.

(a) Subject to the terms and conditions of this Article VIII, from and after the Effective Time, the Escrow Amount shall be available to indemnify Buyer and the Surviving Company and their respective Affiliates, directors, officers, partners, members, stockholders, employees, agents or representatives (the “Buyer Indemnified Persons”) for, and hold them harmless from, any loss, liability, claim, damage or expense including reasonable legal fees and expenses (collectively, the “Losses”) directly arising from, relating to or otherwise in respect of:

(i) any breach of any representation or warranty of the Company contained in Article IV that survives the Closing;

(ii) any breach of any covenant of the Company contained in this Agreement;

(iii) any fees of any broker or finder engaged by the Company or any Affiliate of the Company in connection with this Agreement or the transactions contemplated hereby;

(iv) any Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period; and

(v) any Transfer Taxes allocable to the Members under Section 6.8(a).

(b) The Members shall not be required to indemnify any Person, and shall not have any liability:

(i) under Section 8.1(a) unless the aggregate of all Losses for which all Members would, but for this clause (i), be liable exceeds on a cumulative basis an amount equal to $1,850,000, and then only to the extent of any such excess Losses; provided, however, that no claim for Losses pursuant to Section 8.1(a) of $50,000 or less shall be asserted by Buyer or counted or otherwise aggregated for purposes of either (x) determining whether the threshold set forth in this clause (i) has been reached or (y) comprising the portion of Losses that exceeds such threshold; provided that the limitations in this Section 8.1(b)(i) shall not apply to any claims for indemnification under Section 8.1(a)(iii), Section 8.1(a)(iv) or Section 8.1(a)(v); provided, further, that for purposes of this Section 8.1(b)(i), in determining the amount of any Losses resulting from or in connection with the breach of any of the representations and warranties made by the Company in Article IV of this Agreement, such representations and warranties shall be read as though none of them contained any reference to Material Adverse Effect or other materiality qualifiers;

(ii) for any and all Losses under this Agreement in excess of the Escrow Amount (except for Losses that are the result of fraud by any person); or

(iii) under Section 8.1(a) to the extent the Losses arise from, relate to or are otherwise in respect of any action taken or omitted to be taken by Buyer or Merger Sub or any of their respective Affiliates, directors, employees, agents or representatives, except for any actions taken pursuant to Section 6.8(d), Section 6.8(l) and Section 6.8(m) hereof.

(c) The parties acknowledge that notwithstanding anything contained in this Agreement to the contrary, (A) any amount that is taken into account in making the calculations described in Section 3.7 shall not form the basis for a claim for breach of any representation or warranty under this Agreement or any indemnity or other claim hereunder, and (B) the rights set forth in Section 3.7 are the sole and exclusive remedy with respect to the subject matter thereof.

(d) The parties acknowledge that, after the Closing, their (and their respective Affiliates’) sole and exclusive remedy with respect to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII (other than claims and causes of action based on fraud).

(e) [Reserved]

(f) Notwithstanding anything to the contrary contained herein, except as set forth in the last sentence of this Section 8.1(f), after the Effective Time, the Buyer Indemnified Persons shall only be entitled to satisfaction for any Losses for which indemnification is available hereunder out of the Escrow Account. Except as provided in the last sentence of this Section 8.1(f), after the Escrow Account is exhausted, the Buyer Indemnified Persons shall no longer have any right to indemnification. On the Survival Date, the Survival Date Release Amount shall be distributed to the Members and Variable Transaction Bonus Recipients, as directed by the Representative, in accordance with the terms of the Escrow Agreement. For purposes of this Agreement, the “Survival Date Release Amount” shall mean the excess, if any, of the amount remaining in the Escrow Account over the Retained Amount less the Tax Distribution Amount. For purposes of this Agreement, the “Retained Amount” shall mean the sum of (i) $4,000,000 (the “Identified Tax Retained Amount”) plus (ii) if, as of the Survival Date, any Buyer Indemnified Person has asserted in writing any claim pursuant to this Article VIII (and its good faith estimate of its Losses in respect of such claim) that the Buyer reasonably expects to give rise to a right of indemnification pursuant to Section 8.1 that is pending and unresolved, an amount equal to such good faith estimate. After the Survival Date, the Buyer Indemnified Persons shall be entitled to satisfaction for any Losses relating to any Identified Tax Items (other than Claims described in clause (ii) of this Section 8(f) relating to Identified Tax Items) only out of the Identified Tax Retained Amount. On the date that is four (4) years after the Closing Date (the “Final Release Date”), the Final Release Amount shall be distributed to the Members and Variable Transaction Bonus Recipients, as directed by the Representative, in accordance with the terms of the Escrow Agreement. For purposes of this Agreement, the “Final Release Amount” shall mean (x) the amount of any remaining funds in the Escrow Account less (y) the Tax Distribution Amount less (z) if, as of such date, any of Buyer Indemnified Person has asserted in writing any claim pursuant to this Article VIII (and its good faith estimate of its Losses in respect of such claim), whether or not relating to Identified Tax Items, that the Buyer reasonably expects to give rise to a right of indemnification pursuant to Section 8.1 that is pending and unresolved, an amount equal to such good faith estimate (it being understood that any such claim that is not related to the Identified Tax Items shall have been made prior to the Survival Date, and that no new claims for indemnification for Losses unrelated to Identified Tax Items may be made after the Survival Date). Within five (5) Business Days after the final resolution of a particular indemnity claim for which amounts are retained in the Escrow Account past the Survival Date or the Final Release Date, as the case may be, the amount, if any, by which the estimated Losses in respect of such claim being held in the Escrow Account exceed the finally determined Losses in respect of such claim, less the Tax Distribution Amount, shall be distributed to the Members and Variable Transaction Bonus Recipients, as directed by the Representative, in accordance with the terms of the Escrow Agreement. The finally determined Losses shall be distributed to the applicable Buyer Indemnified Persons in accordance with the Escrow Account. Upon each distribution to the Members and Variable Transaction Bonus Recipients, as directed by the Representative, under this Section 8.1(f), an amount equal to the corresponding Tax Distribution Amount shall be distributed to the Buyer. Nothing in this Agreement shall be deemed to prevent or restrict the bringing or maintenance of any action between any parties hereto, or the granting of any appropriate legal remedy, to the extent that the Losses shall have been the result of fraud by any person (and in the event of fraud, recourse shall only extend to the Person or Persons committing such fraud).

SECTION 8.2 Indemnification by Buyer and Merger Sub. Subject to the terms and conditions of this Article VIII, from and after the Effective Time, Buyer and the Surviving Company, and each of their respective successors and assigns, shall indemnify Members and their respective Affiliates, directors, officers, members, partners, stockholders, employees, agents and representatives, and hold them harmless from, any Losses directly arising from, relating to or otherwise in respect of (a) any breach of any representation or warranty of Buyer or Merger Sub contained in Article V that survives the Closing (and has not otherwise expired), (b) any breach of any covenant of Buyer, Merger Sub or the Surviving Company contained in this Agreement, (c) any fees of any broker or finder engaged by Buyer or any Affiliate of Buyer in connection with this Agreement and the transactions contemplated hereby or (d) any Transfer Taxes allocable to Buyer under Section 6.8(a).

SECTION 8.3 Calculation and Mitigation of Losses. The amount of any Loss for which indemnification is provided under this Article VIII shall be net of any amounts available to such Indemnified Person under insurance policies or other collateral sources with respect to such Loss, shall be reduced to take account of any net Tax benefit actually realized by the Indemnified Person arising from the incurrence or payment of any such Loss and shall be increased to take into account any net Tax detriment actually incurred by the Indemnified Person as a result of the indemnification payment. Each Indemnified Person shall use commercially reasonable efforts to seek recovery under insurance policies or other collateral sources with respect to such Loss. In the event any amounts recovered under insurance policies or other collateral sources are not received before any claim for indemnification is paid pursuant to this Article VIII, and thereafter if the Surviving Company receives any recovery, the amount of such recovery shall be applied first, to reimburse the Surviving Company for its out-of-pocket expenses (including reasonable attorney’s fees and expenses) expended in pursuing such recovery, second, to refund any payments made by the Indemnifying Party which would not have been so paid had such recovery been obtained prior to such payment, and third, any excess to the

Surviving Company. It is understood and agreed that no Indemnified Person shall be indemnified or reimbursed for any Tax consequences arising from adjustments to the basis of any stock or assets resulting from an adjustment to the Merger Consideration or any additional Taxes resulting from such basis adjustment.

(a) Notwithstanding any provision of this Agreement, “Losses” shall not include any consequential, incidental or indirect damages, special or punitive damages, including loss of revenue, profits or income, diminution in value of securities or loss of business reputation or opportunity, in each case except to the extent such amounts were paid by the Indemnified Person to a third party. In valuing a “Loss,” no adjustment shall be made as a result of any multiplier of the Company’s earnings before interest, tax, depreciation or amortization (or any similar valuation metric), increase factor or any other premium over fair market, book or historical value which may have been paid by Buyer or Merger Sub for the Company, the Company Units and/or its assets whether or not such multiple, increase factor or other premium had been used by Buyer or Merger Sub at the time of, or in connection with, calculating or preparing its bid, its proposed purchase price or its final purchase price for the Company Units and/or its Company’s assets. Any indemnification payment made hereunder shall be deemed to be an adjustment to the Merger Consideration.

(b) Each party shall take all reasonable steps to mitigate any of its Losses (including, to the extent consistent with sound business judgment, incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Losses and taking steps to prevent any contingent liability from becoming an actual liability) upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

SECTION 8.4 Termination of Indemnification. The obligations to indemnify and hold harmless any person entitled to indemnification hereunder (an “Indemnified Person”), in respect of a breach of a representation, warranty or covenant, shall terminate when the applicable representation, warranty or covenant terminates pursuant to Section 8.6; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Person shall have, before the expiration of the applicable period, previously made a non-speculative claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 8.5 to the party with the indemnification obligation (the “Indemnifying Party”).

SECTION 8.5 Indemnification Procedures.

(a) In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person (other than the Indemnifying Party) against the Indemnified Person (a “Third Party Claim”), such Indemnified Person must notify the Indemnifying Party in writing and in reasonable detail, to the extent available, of such claim (a “Claim Notice”); provided, however, that the failure to give a timely Claim Notice shall affect the rights of an Indemnified Person hereunder only if and to the extent that such failure has a materially prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Claim Notice shall (i) state that the Indemnified Person has incurred, or reasonably and in good faith expects to incur, Losses for which such Indemnified Person is entitled to indemnification pursuant to this Agreement; (ii) specify in reasonable detail, to the extent available, the nature of such Third Party Claim and an estimate of the amount of the applicable Losses (if reasonably practicable) to which such Indemnified Person reasonably and in good faith believes it may be entitled to hereunder; and (iii) state whether the Losses for which the Indemnified Person is seeking indemnification relate to the Identified Tax Items. Thereafter, the Indemnified Person shall deliver to the Indemnifying Party, promptly following the Indemnified Person’s receipt thereof, copies of all notices and documents (including court papers and excluding all internally prepared documents or documents prepared by counsel or other representatives of Indemnitee) received by the Indemnified Person relating to the Third Party Claim.

(b) If a Third Party Claim is made, the Indemnifying Party shall be entitled to participate in the defense thereof. The Indemnifying Party also shall be entitled to assume the defense of any Third Party Claim with counsel selected by the Indemnifying Party, provided, however, that such counsel is not reasonably objected to by the Indemnified Person. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Person for any expenses (legal or otherwise) subsequently incurred by the Indemnified Person in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense, provided, however, that if in the reasonable judgment of such Indemnified Person the use of counsel chosen by the Indemnifying Party to represent such Indemnified Person would present such counsel with a conflict of interest, then the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel. The Indemnifying Party shall be liable for the fees and expenses of one counsel (and one local counsel in each jurisdiction where local counsel is required) employed by the Indemnified Person for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably delayed, conditioned or withheld). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Person shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim (and does not impose any additional obligation on the Indemnified Person other than such payment) and which shall release the Indemnifying Party completely in connection with such Third Party Claim.

(c) If any Indemnified Person should have a claim against any Indemnifying Party under Section 8.1 or 8.2 (unless the claim for indemnification shall not have been made on or prior to the Survival Date) that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Person, the Indemnified Person shall deliver a Claim Notice with respect to such claim with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Person to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person under Section 8.1 or 8.2, except to the extent that the Indemnifying Party demonstrates that it has been actually and materially prejudiced by such failure. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Person shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

SECTION 8.6 Survival of Representations, Warranties and Covenants. The representations and warranties contained in this Agreement shall survive the Closing solely for purposes of Article VIII and shall terminate upon the close of business on the date that is 18 months after the Closing Date (the “Survival Date”). Notwithstanding anything to the contrary in this Agreement, the indemnity provided in Section 8.1(a)(iv) with respect to each Identified Tax Item shall survive until the earlier of (i) the expiration of the statute of limitations relating to the latest Tax year that includes the effect of such Identified Tax Item and (ii) four years after the Closing Date. All covenants hereunder shall survive until performed in accordance with their terms or become no longer applicable, it being agreed that for purposes of Article VIII the Indemnified Person shall be entitled to make a claim against the Indemnifying Party at any time prior to the Survival Date solely in respect of the Indemnifying Party’s failure to perform a covenant on or prior to the Closing Date (which shall include, for the avoidance of doubt, the items set forth in Section 8.1(a)(iii) and Section 8.1(a)(v)).

SECTION 8.7 Reserve Account.

(a) The Representative is hereby authorized to establish an account for the Reserve Amount to be used for the purposes set forth herein (the “Reserve Account”). The Representative is hereby authorized to use the funds in the Reserve Account, or, to the extent the Reserve Amount has been exhausted, to use any remaining funds in the Escrow Account, to satisfy, to the extent there are sufficient funds therefor, (i) all costs, fees, expenses, liabilities or other obligations of the Members or the Representative hereunder (including expenses of attorneys, accountants and other advisors), (ii) payments to be made pursuant to Section 3.7(d), (iii) payments to be made pursuant to Section 6.8(e) and (iv) any other obligations or expenses incurred by the Representative in connection with the performance of its duties under this Agreement and the other agreements entered into in connection herewith.

(b) At such time as the Representative reasonably determines that the Reserve Account is no longer necessary to satisfy any existing or anticipated costs, fees, liabilities, expenses or other obligations of the Members or the Representative, including with respect to the defense or settlement of any unresolved actual or potential claims, the Representative shall distribute to the Members, in accordance with each Member’s Pro Rata Share any funds remaining in the Reserve Account; provided, however, that the funds in the Reserve Account shall not be distributed to the Members until (i) any payment required to be made by the

Representative pursuant to Section 3.7(d) and (ii) the payments required to be made pursuant to Section 6.8(e) have been made or it has been determined by Buyer and the Representative that no such payments are required.

ARTICLE IX.

TERMINATION

SECTION 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer and the Company;

(b) by either the Company or Buyer by written notice to the other party if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order permanently restraining, enjoining or otherwise prohibiting the Merger or any of the other transactions contemplated by this Agreement, and such Governmental Order shall have become final and nonappealable; provided, however, that the terms of this Section 9.1(b) shall not be available to any party unless such party shall have used its commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger or other transactions contemplated by this Agreement to which such Governmental Order relates; and

(c) by either the Company or Buyer by written notice to the other party if the Closing shall not have occurred on or prior to September 30, 2011 (the “Outside Date”), unless the failure of the Closing to have occurred on or prior to such date is the result of any action or inaction under this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 9.1(c); provided, however, that in the event that prior to September 30, 2011 any antitrust authority commences a second request in order to investigate the Merger, this Agreement or the transactions contemplated hereby, the Outside Date shall automatically be extended to December 15, 2011.

SECTION 9.2 Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to Section 9.1, this Agreement shall become null and void and of no further force and effect; provided that notwithstanding the foregoing, the provisions of Section 6.4 (Confidentiality), this Article IX (Termination), Article X (General Provisions) and the Confidentiality Agreement shall survive any termination of this Agreement, whether in accordance with Section 9.1 or otherwise. Except as set forth in the preceding sentence, nothing in this Article IX shall be deemed to (x) release any party from any liability for any knowing fraud or any willful and malicious material breach of any covenant or agreement under this Agreement committed by such party, (y) impair the right of any party to compel specific performance by any other party of such Person’s obligations under this Agreement or (z) limit the right of any party to commence any Action for improper or wrongful termination of this Agreement.

ARTICLE X.

GENERAL PROVISIONS

SECTION 10.1 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement the performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, shall be paid by the respective party incurring such costs and expenses whether or not the Closing shall have occurred.

SECTION 10.2 Recovery of Costs and Attorneys’ Fees. In the event that any Action is instituted concerning or arising out of this Agreement, the prevailing party shall recover all of such party’s costs and reasonable attorneys’ fees incurred in connection with each and every such Action, including any and all appeals and petitions therefrom.

SECTION 10.3 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or FedEx), two (2) business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (a) or (b) of this Section 10.3, when transmitted and receipt is confirmed by telephone and (d) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

(a) (i) if to the Company, prior to the Closing, to:

GenWoods Holdings, LLC

2606 South Illinois Route 2

P.O. Box 1000

Oregon, IL 610611

Facsimile: (815) 732-7580

Attention: Chief Executive Officer

        with copies (which shall not constitute notice) to:

Genstar Capital Partners III, L.P.

Four Embarcadero Center, Suite 1900

San Francisco, CA 94111

Facsimile: (415) 834-2383

Attention: Chief Financial Officer

and

Latham & Watkins LLP

505 Montgomery Street, Suite 2000

San Francisco, California 94111

Facsimile: (415) 395-8095

Attention: Scott R. Haber, Esq. and Robert E. Burwell, Esq.

(b) (ii) if to Buyer (or, if after the Closing, to the Company), to:

Blount, Inc.

4909 SE International Way

Portland, Oregon 97222

Facsimile: (503) 653-4592

Attention: Richard H. Irving, Esq.

        with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Facsimile: (212) 474-3700

Attention: George E. Zobitz, Esq.

(iii) if to the Representative, to:

Genstar Capital Partners III, L.P.

Four Embarcadero Center, Suite 1900

San Francisco, CA 94111

Facsimile: (415) 834-2383

Attention: Chief Financial Officer

        with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

505 Montgomery Street, Suite 2000

San Francisco, California 94111

Facsimile: (415) 395-8095

Attention: Scott R. Haber, Esq. and Robert E. Burwell, Esq.

SECTION 10.4 Public Announcements. None of Parent, Buyer, Merger Sub or any of their respective Affiliates, on the one hand, or the Company, the Representative or any of their respective Affiliates, on the other hand, shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated hereby unless such Person shall give reasonable notice thereof and provide a copy thereof to the Representative (in the case of an announcement by the Parent, Buyer, Merger Sub or any of their respective Affiliates) or the Buyer (in the case of an announcement by the Company, the Representative or any of their respective Affiliates), to the extent reasonably practicable, in advance of the issuance or publication thereof.

SECTION 10.5 Interpretation. The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement. References to Articles, Sections or Exhibits in this Agreement, unless otherwise indicated, are references to Articles, Sections and Exhibits of this Agreement. References to Schedules in this Agreement, unless otherwise indicated, are references to the corresponding Schedules in the Company Disclosure Schedule. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the terms or provisions of this Agreement. Any reference to any Federal, state, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (a) the word “including” shall be deemed to be immediately followed by the words “without limitation;” (b) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (c) words of one gender shall be deemed to include the other gender as the context requires and (d) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular term or provision of this Agreement, unless otherwise specified. For all purposes of and under this Agreement, the requirement that consent shall be given in writing shall be satisfied if such consent is given by e-mail.

SECTION 10.6 Severability. In the event that any one or more of the terms or provisions contained in this Agreement or in any other certificate, instrument or other document referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other such certificate, instrument or other document referred to in this Agreement, and the parties to this Agreement shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of this Agreement. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement. To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

SECTION 10.7 Entire Agreement. This Agreement (including the Company Disclosure Schedule, the other Schedules and the Exhibits to this Agreement), the Escrow Agreement and the Confidentiality Agreement constitute the entire agreement of the parties to this Agreement with respect to the subject matter of this Agreement, the Escrow Agreement and the Confidentiality Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement, the Escrow Agreement and the Confidentiality Agreement.

SECTION 10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other parties to this Agreement and the Representative (which consent may be granted or withheld in the sole discretion of such other parties and the Representative), and any purported assignment or other transfer without such consent shall be void and unenforceable. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.

SECTION 10.9 No Third-Party Beneficiaries. Except as provided in Section 6.11 and Article VIII, this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 10.10 Waivers and Amendments. This Agreement may be amended or modified only by a written instrument executed by Buyer, the Company and the Representative. Any failure of the parties to this Agreement to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party or parties granting such waiver. No delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party to this Agreement of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies which the parties to this Agreement may otherwise have at law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.10.

SECTION 10.11 Equitable Remedies. Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably harmed in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties to this Agreement hereby agrees that the other parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement, and each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 10.11 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.

SECTION 10.12 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State. Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting within the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or such Federal court; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or such Federal court. Each of the parties to this Agreement hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

SECTION 10.13 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

SECTION 10.14 Representative.

(a) The Member Confirmations shall provide for the appointment, authorization and empowerment of Genstar Capital Partners III, L.P. as representative (the “Representative”), for the benefit of the Members, as the exclusive agent and attorney-in-fact to act on behalf of the Members, in connection with and to facilitate the consummation of the transactions contemplated hereby, which include the power and authority:

(i) to execute and deliver such waivers and consents in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable;

(ii) as Representative, to enforce and protect the rights and interests of the Members (including the Representative, in its capacity as a Member) and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein, and to take any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of any Member, including asserting or pursuing any Action against Buyer, defending any third party Actions or Actions by Buyer or its Affiliates (including the Surviving Company), as the case may be, consenting to, compromising or settling any such Actions, conducting negotiations with Buyer and its representatives regarding such Actions, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any Action initiated by Buyer or any other Person, or by any Federal, state or local Governmental Authority against the Representative and/or any of the Members and receive process on behalf of any or all of the Members in any such Action and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Action; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; and (D) file and prosecute appeals from any decision, judgment or award rendered in any such Action, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(iii) to refrain from enforcing any right of the Members or any of them and/or the Representative arising out of or under or in any manner relating to this Agreement or any other agreement, instrument or document in connection with the foregoing;

(iv) (A) to determine whether the conditions to closing in Article VII have been satisfied and to supervise the Closing (including waiving any such conditions if the Representative, in its sole discretion, determines that such waiver is appropriate); (B) to take any action that may be necessary or desirable, as determined by the Representative in its sole discretion, in connection with the termination of this Agreement; (C) to take any and all actions that may be necessary or desirable, as determined by the Representative in its sole discretion, in connection with the payment of the costs and expenses incurred with respect to the Company or the Members in connection with the transactions contemplated hereby; and

(v) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b) Buyer and the Company shall have the right to rely upon any agreement entered into with the Representative and all actions taken or omitted to be taken by the Representative pursuant to this Agreement.

(c) The Members hereby agree to indemnify, protect, defend and hold harmless the Representative (in its capacity as such) and its agents and other representatives ratably according to their Pro Rata Shares, and to hold the Representative (in its capacity as such) and its agents and other representatives harmless from, any and all Losses or Actions of whatever kind which may at any time be imposed upon, incurred by or asserted against the Representative and its agents and other representatives in such capacity in any way relating to or arising out of its action or failures to take action pursuant to this Agreement or any related document or agreement or in connection herewith or therewith in such capacity.

(d) The Representative shall be entitled to retain counsel and to incur such expenses as the Representative deems to be necessary or appropriate in connection with its performance of its obligations under this Agreement (including engaging an affiliated or third-party trust or escrow service to assist in the administrative tasks required to be performed by the Representative hereunder), and all such fees and expenses (including reasonable attorneys’ fees and expenses and reasonable fees and expenses of any trust or escrow service) incurred by the Representative shall be borne by the Members in accordance with their respective Pro Rata Shares. Without limiting the foregoing, the Representative shall have the right and power to use the Reserve Account to pay, or reimburse the Representative and its Affiliates for, any such fees and expenses.

SECTION 10.15 Guarantee of Performance by Parent.

(a) Parent hereby absolutely, irrevocably and unconditionally guarantees, without notice and presentment or other legal formalities, all of the obligations of Buyer under this Agreement. Parent hereby represents and warrants to the Company and the Representative that, for purposes of this Agreement, for itself in its own corporate capacity, Parent is also making the representations and warranties set forth in Article V as if it were Buyer.

(b) In the event of a default by Buyer under this Agreement, Parent waives any right to require the Company or Representative to:

(i) proceed against Buyer or pursue any rights or remedies with respect to this Agreement against Buyer; or

(ii) pursue any other remedy whatsoever in the power of the Company or the Representative prior to the Company or the Representative pursuing any rights they may have under this Agreement against Parent.

(c) Parent agrees that the Company or the Representative, as the case may be, may also make any agreement with Buyer or Merger Sub for the extension, renewal, payment, compromise, discharge or release of any obligation of Buyer or Merger Sub hereunder, in whole or in part, without in any way impairing or affecting Parent’s obligations under this Section 10.15 or affecting the validity or enforceability of this Section 10.15. Parent agrees that the obligations of Parent hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Buyer or Merger Sub; (ii) any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement; (iii) any change in the legal existence, structure or ownership of Buyer or Merger Sub; or (iv) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer or Merger Sub. To the fullest extent permitted by Law, Parent hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Company or the Representative. Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, as of the date first above written.

THE COMPANY:

GENWOODS HOLDCO, LLC,
a Delaware limited liability company

By:	/s/ William Marcum
Name: William Marcum

BUYER:

SP COMPANIES, INC.,
a Delaware corporation

By:	/s/ Richard H. Irving, III
Name:	Richard H. Irving, III
Title:	Vice President, General Counsel
and Secretary

MERGER SUB:

GRENADE LLC,
a Delaware limited liability company

By:	/s/ Chad E. Paulson
Name:	Chad E. Paulson
Title:	as Agent for the Sole Member

PARENT:

BLOUNT, INC.,
a Delaware corporation

By:	/s/ David A. Willmott
Name:	David A. Willmott
Title:	President and Chief
Operating Officer

[Signature Page to Merger Agreement]

REPRESENTATIVE:

GENSTAR CAPITAL PARTNERS III, L.P.

By:	Genstar Capital III, L.P.
Its:	General Partner

By:	Genstar III GP LLC
Its:	General Partner

By:	/s/ Jean-Pierre Conte
Name:	Jean-Pierre Conte
Its:	Chairman and Managing Director

[Signature Page to Purchase Agreement]

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EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Limited Liability Company Agreement of Merger Sub
Exhibit C	Form of Member Confirmation
Exhibit D	Closing Net Working Capital Calculation

COMPANY DISCLOSURE SCHEDULE

1.1(a)	Annual Bonuses
1.1(b)	Fixed Transaction Bonuses
1.1(c)	Identified Tax Items
4.3	Capitalization
4.4	Subsidiaries
4.6	Consents, Approvals, Etc.
4.7	Financial Statements
4.8(h)	Certain Changes of Events
4.9	Tax Matters
4.10	Litigation and Governmental Orders
4.11	Compliance with Laws
4.13	Intellectual Property
4.14(a)	Owned and Leased Real Property
4.15	Certain Contracts
4.16	Employee Benefit Matters
4.17(b)	Labor Matters
4.18(b)	Environmental Matters
4.20	Insurance Policies
6.1	Conduct of the Company Prior to the Effective Time
6.8(f)	Transaction Tax Benefit Items
6.9	Employee Benefit Matters

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Exhibit A

Form of Escrow Agreement

Exhibit A

Exhibit B

Form of Limited Liability Company Agreement of Surviving Company

Exhibit B

Exhibit C

Form of Member Confirmation

Exhibit C

Exhibit D

Closing Net Working Capital Calculation

Exhibit D

COMPANY DISCLOSURE SCHEDULE

EXECUTION COPY

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger is made and entered into as of September 6, 2011 by and among SP Companies, Inc., a Delaware corporation (“Buyer”), GenWoods HoldCo, LLC, a Delaware limited liability company (the “Company”), and Genstar Capital Partners III, L.P. as the Representative (the “Representative”).

RECITALS

WHEREAS, Buyer, Grenade LLC, a Delaware limited liability company, Blount, Inc., a Delaware corporation, the Company and the Representative entered into that certain Agreement and Plan of Merger, dated as of August 15, 2011 (the “Original Merger Agreement”); and

WHEREAS, the Buyer, the Company and the Representative deem it advisable and in their respective best interests to amend the Original Merger Agreement in the manner contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Schedule 1.1(a) of the Original Merger Agreement is hereby deleted and replaced with Schedule 1.1(a) hereto.

2. The definition of “Closing Net Working Capital Amount” is hereby deleted and replaced with the following:

“Closing Net Working Capital Amount” means (i) the aggregate dollar amount of all consolidated current assets of the Company and its Subsidiaries (but excluding Cash, deferred and current income tax assets), less (ii) the aggregate dollar amount of all consolidated current liabilities of the Company and its Subsidiaries (including outstanding checks and an amount equal to the actual Annual Bonuses due at closing in accordance with the 2011 Incentive Bonus Program (regardless of whether paid at Closing and regardless of whether paid as specified by Section 3.10) as current liabilities but excluding current and deferred income tax liabilities, Closing Debt, Company Expenses, the Fixed Transaction Bonuses and the Variable Transaction Bonuses), in each case as of the close of business on the day immediately preceding the Closing Date determined in accordance with Section 3.7.

3. Section 3.2 is hereby deleted and replaced with the following:

SECTION 3.2 Pre-Closing Statements. The Company shall deliver to the Buyer, not later than three (3) Business Days prior to the Closing Date, a certificate of the Company (the “Company Pre-Closing Certificate”) executed on its behalf by the Chief Financial Officer of the Company that sets forth in reasonable detail the Company’s good faith estimates of the Closing Net Working Capital Amount (the “Estimated Net Working Capital Amount”), Closing Cash (“Estimated Closing Cash”), Closing Debt (“Estimated Closing Debt”), and Company Expenses (“Estimated Company Expenses”), along with the supporting detail therefor, such estimates to be prepared in accordance with the Accounting Standards; provided that for purposes of determining the Estimated Net Working Capital Amount, the Company shall include as a current liability an accrual for Annual Bonuses calculated in accordance with the 2011 Incentive Bonus Program provided that the ratio of actual performance to targeted performance shall be based on the Company’s estimated year-to-date results of operations through August 27, 2011.

4. Clause (iii) of Section 3.4(b) is hereby deleted and replaced with the following:

(iii) to the Company, the Fixed Transaction Bonuses payable to Company employees in immediately available funds (and Buyer shall cause such Fixed Transaction Bonuses to be paid to such employees within two (2) Business Days after the Closing Date after deduction of applicable income and employment Tax withholdings, as well as any other required withholdings under Section 3.9);

5. The following is hereby added to the Agreement as a new Section 3.10:

SECTION 3.10 Annual Bonuses. As promptly as reasonably practicable following the Closing Date but in no event later than fifteen (15) days after the Closing Date, the Surviving Company shall determine its year-to-date results of operations through August 27, 2011 and shall calculate the Annual Bonuses based on the ratio of actual year-to-date August 27, 2011 performance to targeted year-to-date August 27, 2011 performance. The Surviving Company shall pay the Annual Bonuses to the participants in the 2011 Incentive Bonus Program as part of the next regular payroll following the determination of the results of operations through August 27, 2011. Such payments shall be subject to the deduction of applicable income and employment Tax withholdings, as well as any other required withholdings under Section 3.9.

6. Except as modified hereby, all of the terms and conditions of the Original Merger Agreement remain in full force and effect and are hereby reaffirmed, ratified and approved. This Amendment, together with the Original Merger Agreement, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Amendment shall affect, or be used to interpret, change or restrict, the express terms and conditions of this Amendment. Hereafter references to the Merger Agreement in any document or other agreement shall be deemed

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to constitute references to the Original Merger Agreement as amended by this Amendment. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Amendment may be made and evidenced by facsimile transmission.

[Signature pages follow]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on the day and year first written above.

SP COMPANIES, INC.

By:	/s/ Richard H. Irving, III
Name: Richard H. Irving, III
Title: Vice President, General Counsel and Secretary

GENWOODS HOLDCO, LLC

By:	/s/ William Marcum
Name: William Marcum

GENSTAR CAPITAL PARTNERS III, L.P

By:	Genstar Capital III, L.P.
Its:	General Partner

By:	Genstar III GP LLC
Its:	General Partner

By:	/s/ Jean-Pierre Conte
Name: Jean-Pierre Conte
Title: Chairman and Managing Director

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SCHEDULE 1.1(a)

to

THE AGREEMENT AND PLAN OF MERGER

Annual Bonuses

2011 Bonus Operating Plan Participants

Bill	Marcum

Bill	Stuckert

Jerry	Johnson

Mark	Miller

Rod	Bowman

Jeff	Foresman

Kathy	Stimes

Steve	McCoy

Craig	Scholz

Angela	Larson

Jeff	Rorbeck

Wes	Moraine

Mark	Wubben

Julie	Cain

Ron	Parkins

Rob	Dewey

Cory	Sarver

Al	Brame

Jim	Torrence

Dan	Shirey

Gina	Wiegmann

Mark	Oelrichs

Jen	Shouer

Doreen	Putnam

Randall	Vargason

Grace	Klopotek

Mark	Edan

Duane	Rowe

Jeffery	Janke

Gerald	Ford

Rod	Kluin

Cynthia	Drew

Nick	Petersen

Kurt	Summers

Jason	Carlson

David	Lienemann

Todd	Wehler

Kevin	Smith

Gail	Baker

Roderick	Burnette

Timothy	Fulmer

Denise	Reiniche

Gary	Dewitt

Donald	Hays

Billy	Graves

John	Myers

Deborah	Fane

Pamela	Turek

Randall	Donaldson

Mark	Boyle

Craig	Cann

Gregory	Gallentine

Jamey	Hussey

Wesley	Caddell

Jeffrey	Steder

Shawn	Robinson

Russell	Beck

Timm	Carlson

Randall	Pitzer

Adam	Viall

Keith	Linzemann

Dena	Jenkins

Alina	Parkins

Kera	Roschi

Steven	Voelker

Richard	Kent

James	Kehl

Ronald	Klein

Therese	Dickmeyer

Kellie	Patterson

Tammi	Hegge

Adam	Collins

Sherri	Ludens

Elizabeth	Ackeberg

William	Karper

Albert	Hildebrand

Daniel	Clark

Daniel	Montague

Gary	Dinges

Dan	Lepak

Robert	Petersen

Jessica	Lauer

Lindsey	Teas

Janice	Russell

Adam	Roach

Jillian	Deppa

Kathleen	Anderson

Donald	Woodhouse

Michael	Freitas

Adam	Schultz

Deborah	Madden

Dale	Ambuehl

Chris	Odle

Matthew	Lubben

Charles	Henry

Steven	Merta

Renee	Rieger

Rosemary	LeFebvre

Lisa	Kessel

Jeffrey	Hove

John	Stelter

Carl	Valiulis

Kimberly	Suslek

Dana	Gunderson

Edward	Schaefer

Laura	Pepper

Gary	Greenfield

Thomas	Fane

Don	Reis Jr

Christina	Tentis

James	Lauer

Paula	Johnson Stafford-

Cynthia	Drew

Jane	Kleveland

Rachel	Newell

Darin	Menssen

Nelson	Molina

Shelley	Koehler

Michele	Zack

Crystal	Medina

Jody	Rawson

Sandy	Reynolds

Shane	Koning

Thomas	Stefanacci

Sheryl	Ransom

Luanne	Gordon

Amy	Henson

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